UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRIPADVISOR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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April 30, 2014

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of TripAdvisor, Inc. We will hold the Annual Meeting on Thursday, June 12, 2014, at 12:30 p.m. local time at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109.

At the Annual Meeting, stockholders will be asked (1) to elect the nine directors named in this Proxy Statement, (2) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2014, (3) to consider a stockholder proposal regarding majority voting in director elections, and (4) to consider and act upon any other business that may properly come before the meeting and any adjournments thereof. The Board of Directors recommends a vote FOR proposals (1) and (2) and a vote AGAINST proposal (3).

You may vote if you were a stockholder of record on April 21, 2014. You may vote via the Internet or by telephone by following the instructions on your Notice of Internet Availability and on the website noted in the Notice of Internet Availability. In order to vote via the Internet or by telephone, you must have your stockholder identification number, which is provided in your Notice. If you have requested a proxy card by mail, you may vote by signing, voting and returning that proxy card in the envelope provided. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone.

Your vote is very important to us. Please review the instructions for each voting option described in the Notice and in this Proxy Statement. Your prompt cooperation will be greatly appreciated.

Sincerely,

STEPHEN KAUFER

President and Chief Executive Officer

TRIPADVISOR, INC.

141 Needham Street

Newton, Massachusetts 02464

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 12, 2014

The Annual Meeting of Stockholders of TripAdvisor, Inc., a Delaware corporation, will be held on Thursday, June 12, 2014, at 12:30 p.m. local time at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109. At the Annual Meeting, stockholders will be asked to consider the following:

1. Election of the nine directors named in this Proxy Statement, each to serve for a one-year term from the date of his or her election and until such director’s successor is elected or until such director’s earlier resignation or removal;

2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2014;

3. A stockholder proposal regarding majority voting in director elections; and

4. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only holders of record of outstanding shares of TripAdvisor capital stock at the close of business on April 21, 2014 are entitled to notice of and to vote at the Annual Meeting and any at adjournments or postponements thereof.

In accordance with the rules of the U.S. Securities and Exchange Commission, we will send a Notice of Internet Availability of Proxy Materials on or about April 30, 2014, and provide access to our proxy materials over the Internet, beginning on April 30, 2014, to the holders of record and beneficial owners of our capital stock as of the close of business on the record date.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms that you are the beneficial owner of those shares.

By order of the Board of Directors,

SETH J. KALVERT

Senior Vice President, General Counsel and Secretary

April 30, 2014

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on June 12, 2014

This Proxy Statement and the 2013 Annual Report are available at:

http://ir.tripadvisor.com/annual-proxy.cfm

TRIPADVISOR, INC.

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

This Proxy Statement is being furnished to holders of common stock and Class B common stock of TripAdvisor, Inc., a Delaware corporation, in connection with the solicitation of proxies by TripAdvisor’s Board of Directors for use at its 2014 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). All references to “TripAdvisor,” the “Company,” “we,” “our” or “us” in this report are to TripAdvisor, Inc. An Annual Report to Stockholders, containing financial statements for the year ended December 31, 2013, and this Proxy Statement are being made available to all stockholders entitled to vote at the Annual Meeting.

TripAdvisor’s principal offices are located at 141 Needham Street, Newton, Massachusetts 02464. This Proxy Statement is being made available to TripAdvisor stockholders on or about April 30, 2014.

Date, Time and Place of Meeting

The Annual Meeting will be held on Thursday, June 12, 2014, at 12:30 p.m. local time at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Cameras and recording devices will not be permitted at the Annual Meeting.

Record Date and Voting Rights

The Board of Directors established the close of business on April 21, 2014 as the record date for determining the holders of TripAdvisor common stock entitled to notice of and to vote at the Annual Meeting. On the record date, 129,852,778 shares of common stock and 12,799,999 shares of Class B common stock were outstanding and entitled to vote at the Annual Meeting. TripAdvisor stockholders are entitled to one vote for each share of common stock and ten votes for each share of Class B common stock held as of the record date, voting together as a single voting group, in (i) the election of six of the nine director nominees, (ii) the ratification of the appointment of TripAdvisor’s independent registered public accounting firm, and (iii) the stockholder proposal regarding majority voting in director elections. TripAdvisor stockholders are entitled to one vote for each share of common stock held as of the record date in the election of the three director nominees that the holders of TripAdvisor common stock are entitled to elect as a separate class pursuant to TripAdvisor’s restated certificate of incorporation.

As of the record date, Liberty Interactive Corporation (“Liberty”) beneficially owned 18,159,752 shares of our common stock and 12,799,999 shares of our Class B common stock, which shares constitute 14.0% of the outstanding shares of Common Stock and 100% of the outstanding shares of Class B Common Stock. Assuming the conversion of all of the Liberty’s shares of Class B common stock into common stock, Liberty would beneficially own 21.7% of the outstanding common stock (calculated in accordance with Rule 13d-3). Because each share of Class B common stock generally is entitled to ten votes per share and each share of common stock is entitled to one vote per share, Liberty may be deemed to beneficially own equity securities representing approximately 56.7% of our voting power. As a result, regardless of the vote of any other TripAdvisor stockholder, Liberty has control over the vote relating to (i) the election of six of the nine director nominees, (ii) the ratification of the appointment of TripAdvisor’s independent registered public accounting firm, and (iii) the stockholder proposal regarding majority voting in director elections.

Quorum; Abstentions; Broker Non-Votes

Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

With respect to (i) the election of six of the nine director nominees, (ii) the ratification of the appointment of TripAdvisor’s independent registered public accounting firm, and (iii) a stockholder proposal regarding majority voting in director elections, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. For the election of the three directors whom the holders of TripAdvisor common stock are entitled to elect as a separate class, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of shares of common stock constitutes a quorum.

If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of TripAdvisor capital stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to the ratification of the appointment of our independent registered public accounting firm. Brokers do not have discretionary authority to vote on (a) the election of our directors or (b) the stockholder proposal regarding majority voting in director elections, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Solicitation of Proxies

TripAdvisor will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of TripAdvisor, without additional compensation, may solicit proxies from stockholders by telephone, by letter, by facsimile, in person or otherwise. Following the original mailing of the proxies and other soliciting materials, TripAdvisor will ask brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of TripAdvisor capital stock and to request authority for the exercise of proxies. In such cases, TripAdvisor, upon the request of the brokers, trusts, banks and other stockholder nominees, will reimburse such holders for their reasonable expenses.

Voting of Proxies

The manner in which your shares may be voted depends on whether you are a:

•

Registered stockholder:    Your shares are represented by certificates or book entries in your name on the records of the TripAdvisor’s stock transfer agent and you have the right to vote those shares directly; or

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Beneficial stockholder:    You hold your shares “in street name” through a broker, trust, bank or other nominee and you have the right to direct your broker, trust, bank or other nominee on how to vote the shares in your account; however, you must request and receive a valid proxy from your broker, trust, bank or other nominee.

Whether you hold shares directly as a registered stockholder or beneficially as a beneficial stockholder, you may direct how your shares are voted without attending the Annual Meeting. For directions on how to vote, please refer to the instructions below and those on the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form provided. To vote using the Internet or by telephone, you will be required to enter the control number included on your Notice of Internet Availability of Proxy Materials or other voting instruction form provided by your broker, trust, bank or other nominee.

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Using the Internet.    Registered stockholders may vote using the Internet by going to www.proxyvote.com and following the instructions. Beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees.

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By Telephone.    Registered stockholders may vote, from within the United States, using any touch-tone telephone by calling 1-800-690-6903 and following the recorded instructions. Beneficial owners may vote, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees.

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By Mail.    Registered stockholders may submit proxies by mail by requesting printed proxy cards and marking, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by marking, signing and dating the voting instruction forms provided by their brokers, trusts, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are provided, such proxies will be voted FOR proposals (1) and (2) and AGAINST proposal (3) described in this Proxy Statement.

TripAdvisor is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of elections can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Voting in Person at the Annual Meeting

You may also vote in person at the Annual Meeting. Votes in person will replace any previous votes you have made by mail, telephone or the Internet. We will provide a ballot to registered stockholders who request one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trust, bank or other nominee that holds your shares giving you the right to vote the shares. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote via the Internet, by telephone or by returning your marked, signed and dated proxy card so that your shares will be represented at the Annual Meeting.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before the taking of the vote at the Annual Meeting.

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

If you are a registered stockholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) submitting a later-dated proxy relating to the same stock by mail, telephone or the Internet prior to the vote at the Annual Meeting or (iii) attending the Annual Meeting and properly giving notice of revocation to the inspector of elections or voting in person. Registered holders may send any written notice or request for a new proxy card to TripAdvisor, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the Internet. Registered holders may also request a new proxy card by calling 1-800-579-1639.

Other Business

The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of Annual Meeting of Stockholders. The Board of Directors has no knowledge of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees

Our Board of Directors currently consists of nine members. Pursuant to the terms of TripAdvisor’s bylaws, each director serves for a one-year term from the date of his or her election and until such director’s successor is elected or until such director’s earlier resignation or removal. The Board of Directors has nominated the following directors and recommends that each be elected to serve a one-year term and until such director’s successor shall have been duly elected and qualified or until such director’s earlier resignation or removal:

Gregory B. Maffei

Stephen Kaufer

Jonathan F. Miller

Dipchand (Deep) Nishar

Jeremy Philips

Spencer M. Rascoff

Christopher W. Shean

Sukhinder Singh Cassidy

Robert S. Wiesenthal

TripAdvisor’s restated certificate of incorporation provides that the holders of TripAdvisor common stock, acting as a single class, are entitled to elect a number of directors equal to 25% of the total number of directors, rounded up to the next whole number, which is currently three directors. The Board has designated Messrs. Milller, Philips and Wiesenthal as nominees for the positions on the Board to be elected by the holders of TripAdvisor common stock voting as a separate class.

Pursuant to a Governance Agreement among TripAdvisor and Liberty, dated December 20, 2011 (the “Governance Agreement”), Liberty has the right to nominate up to a number of directors equal to 20% of the total number of the directors on the Board of Directors (rounded up to the next whole number if the number of directors on the Board of Directors is not an even multiple of five) for election to the Board of Directors and has certain other rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty are satisfied. Liberty has designated Messrs. Maffei and Shean as its nominees to the Board of Directors.

Although management does not anticipate that any of the nominees named above will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute nominee designated by the Board of Directors.

Required Vote

Election of Messrs. Maffei, Kaufer, Miller, Nishar, Rascoff and Shean as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of TripAdvisor common stock and Class B common stock, present in person or represented by proxy, voting together as a single class.

Election of Messrs. Miller, Philips and Wiesenthal as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of TripAdvisor common stock, present in person or represented by proxy, voting together as a separate class.

Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where no specification is made, it is intended that the proxies received from stockholders will be voted FOR the election of the director nominees identified. For the election of the directors, abstentions and broker non-votes will have no effect because approval by a certain percentage of voting stock present or outstanding is not required.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

Directors and Executive Officers

Set forth below is certain background information, as of April 24, 2014, regarding the members of our Board of Directors, each of whom is also a nominee, as well as TripAdvisor’s executive officers. There are no family relationships among directors or executive officers of TripAdvisor. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board of Directors to the conclusion that he or she should be renominated as a director, each nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to TripAdvisor and our Board of Directors as demonstrated by the nominee’s past service. All of our nominees also have extensive management experience in complex organizations. The Board of Directors considered the NASDAQ requirement that TripAdvisor’s Audit Committee be composed of at least three independent directors, as well as specific NASDAQ and U.S. Securities and Exchange Commission (“SEC”) requirements regarding financial literacy and expertise.

Name	Age	Position
Gregory B. Maffei	53	Chairman
Stephen Kaufer	51	Director, President and Chief Executive Officer
Julie M.B. Bradley	45	Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer
Seth J. Kalvert	44	Senior Vice President, General Counsel and Secretary
Jonathan F. Miller	57	Director
Dipchand (Deep) Nishar	45	Director
Jeremy Philips	41	Director
Spencer M. Rascoff	38	Director
Christopher W. Shean	48	Director
Sukhinder Singh Cassidy	44	Director
Robert S. Wiesenthal	47	Director

Gregory B. Maffei has been the Chairman of the Board of Directors of TripAdvisor since February 2013. Mr. Maffei has served as President and Chief Executive Officer of Liberty since February 2006 and served as its CEO-elect from November 2005 through February 2006. Mr. Maffei has also served as President and Chief Executive Officer of Liberty Media Corporation (including its predecessor) since May 2007. Previously, he has served as President and Chief Financial Officer of Oracle Corporation during 2005, President and Chief Executive Officer of 360networks Corporation from 2000 until 2005, Chairman of the Board of Directors of 360networks Corporation from 2002 until 2011 and Chief Financial Officer of Microsoft Corporation from 1997 until 2000. Mr. Maffei currently serves Chairman of the Board of Starz, Sirius XM Holdings Inc. and Live Nation Entertainment, Inc. and as a Director of Charter Communications, Inc., Liberty, Liberty Media Corporation (“LMC”) and Zillow, Inc. He previously served as a Director of Barnes &Noble, Inc. from September 2011 to April 2014, DIRECTV and its predecessor from February 2008 to June 2010 and Electronic Arts, Inc. from June 2003 to July 2013. Mr. Maffei holds an M.B.A. from Harvard Business School, where he was a Baker Scholar, and an A.B. from Dartmouth College.

Board Membership Qualifications:     Mr. Maffei brings to our Board significant financial and operational experience based on his senior policy making positions at Liberty, Liberty Media Corporation, Oracle Corporation, 360networks Corporation and Microsoft Corporation and his other public company board experience. He provides our board with an executive and leadership perspective on the operation and management of large public companies and risk management principles.

Stephen Kaufer co-founded TripAdvisor in February 2000 and has been the President and Chief Executive Officer of TripAdvisor since that date. Mr. Kaufer has been a director of TripAdvisor since the completion of the spin-off from Expedia, Inc. (the “Spin-Off”). Prior to co-founding TripAdvisor, Mr. Kaufer served as President of CDS, Inc., an independent software vendor specializing in programming and testing tools, and co-founded

CenterLine Software and served as its Vice President of Engineering. Mr. Kaufer serves on the boards of several privately-held companies, including CarGurus, LLC, LiveData, Inc., and GlassDoor, Inc., as well as the charity, Caring for Carcinoid Foundation. Mr. Kaufer holds an A.B. in Computer Science from Harvard University.

Board Membership Qualifications:     As co-founder of TripAdvisor and through his service as its Chief Executive Officer, Mr. Kaufer has extensive knowledge of TripAdvisor’s business and operations, and significant experience in the online advertising sector of the global travel industry. Mr. Kaufer also possesses strategic and governance skills gained through his executive and director roles with several privately-held companies.

Jonathan F. Miller has been a director of TripAdvisor since the completion of the Spin-Off from Expedia, Inc. (“Expedia”). He had previously served as Chairman and Chief Executive of News Corporation’s digital media group and News Corporation’s Chief Digital Officer from April 2009 until October 2012. Mr. Miller was a founding partner of Velocity Interactive Group (“Velocity”), an investment firm focusing on digital media and the consumer Internet, from its inception in February 2007 until April 2009. Prior to founding Velocity, Mr. Miller served as Chief Executive Officer of AOL LLC (“AOL”) from August 2002 to December 2006. Prior to joining AOL, Mr. Miller served as Chief Executive Officer and President of USA Information and Services, of USA Interactive, a predecessor to IAC/InterActiveCorp (“IAC”). Mr. Miller previously served as a director of Live Nation Entertainment, Inc. and Ticketmaster Entertainment, Inc. prior to its merger with LiveNation. Mr. Miller is currently a member of the Board of Directors of Shutterstock, Inc. and a privately-held search media and advertising company. Mr. Miller also serves on the Board of Trustees of the American Film Institute and The Paley Center for Media. Mr. Miller holds a B.A. from Harvard College.

Board Membership Qualifications:     Through his various senior leadership positions at other private and public companies and business divisions thereof, Mr. Miller possesses extensive executive, strategic, operational, and corporate governance experience. Mr. Miller also has expertise in the digital media and online advertising sectors. Further, Mr. Miller has experience as a director serving on other public company boards.

Dipchand (Deep) Nishar has been a director of TripAdvisor since September 2013. Mr. Nishar has served as Senior Vice President, Products and User Experience for LinkedIn Corporation since January 2011, and served as its Vice President, Products from January 2009 until January 2011. Prior to LinkedIn, Mr. Nishar served in several roles, including most recently as the Senior Director of Products for the Asia-Pacific region at Google Inc., an Internet search company, from August 2003 to January 2009. He was also the Founder and Vice President of Products at Patkai Networks, a service oriented architecture software company. Mr. Nishar holds an M.B.A. with highest honors (Baker Scholar) from Harvard Business School, an M.SEE from University of Illinois, Urbana-Champaign, and a B.Tech with honors from the Indian Institute of Technology.

Board Membership Qualifications:     Through his roles with LinkedIn and Patkai Networks, Mr. Nishar has significant operational experience in those areas which are directly applicable to TripAdvisor’s business and areas of focus. Mr. Nishar has an extensive background in the Internet industry and, in particular, the digital media and online advertising sectors.

Jeremy Philips has been a director of TripAdvisor since the completion of the Spin-Off from Expedia. He is the managing member of Occam Partners and a director of several private internet companies. Mr. Philips served as the Chief Executive Officer of Photon Group Limited, a holding company listed on the Australian Securities Exchange, from June 2010 to January 2012. Mr. Philips had previously served as an Executive Vice President in the Office of the Chairman of News Corporation from January 2006 to March 2010, and as Senior Vice President of News Corporation from July 2004 to January 2006. Prior to joining News Corporation, he served in several roles, including as co-founder and Vice-Chairman of a publicly traded Internet holding company, and as an analyst at McKinsey & Company. Mr. Philips also served as a director of REA Group Ltd. from March 2009 to June 2010. He holds a BA and LLB from the University of New South Wales and an MPA from the Harvard Kennedy School of Government.

Board Membership Qualifications:     Mr. Philips has significant strategic and operational experience, acquired through his service as Chief Executive Officer and other executive-level positions at other companies. He also possesses a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

Spencer M. Rascoff has been a director of TripAdvisor since September 2013. Mr. Rascoff has served as the Chief Executive Officer of Zillow, Inc. since September 2010 and has served as a member of its board of directors since July 2011. Mr. Rascoff joined Zillow as one of its founding employees in 2005 as Vice President of Marketing and Chief Financial Officer and served as Chief Operating Officer from December 2008 until he was promoted to Chief Executive Officer. From 2003 to 2005, Mr. Rascoff served as Vice President of Lodging for Expedia. In 1999, Mr. Rascoff co-founded Hotwire, Inc., an online travel company, and managed several of Hotwire’s product lines before Hotwire was acquired in 2003 by IAC/InterActiveCorp, Expedia’s parent company at the time. Mr. Rascoff served in the mergers and acquisitions group at Goldman, Sachs & Co., an investment banking and securities firm, and also held other positions at TPG Capital, Bear Stearns and Allen & Company, each an investment firm, prior to that time. Mr. Rascoff serves on the board of directors of Zulily, a privately held consumer products company, and Julep Beauty Incorporated, a privately held beauty products company. Mr. Rascoff graduated cum laude with a B.A. in Government from Harvard University, and he serves on Harvard University’s Digital Community & Social Networking Advisory Group.

Board Membership Qualifications:     Mr. Rascoff has significant operational and financial experience, acquired through his current service as Chief Executive Officer and prior service as Chief Financial Officer of Zillow. Mr. Rascoff also possesses a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions as well as an extensive background in the Internet industry and global travel industry.

Christopher W. Shean has been a director of TripAdvisor since February 2013. Mr. Shean has been a Senior Vice President of Liberty since January 2002 and of LMC since May 2007 and the Chief Financial Officer of Liberty since November 2011 and of LMC from May 2007 until October 2011. He was the Controller of Liberty from October 2000 until October 2011 and a Vice President of Liberty from October 2000 to January 2002. Mr. Shean was previously a partner with KPMG LLP. He is a graduate of Virginia Polytechnic Institute and State University.

Board Membership Qualifications:     Mr. Shean has significant financial and operational experience gained through his service as Chief Financial Officer and other executive-level positions at Liberty and as a partner of KPMG LLC. As a result of his extensive business and financial experience, Mr. Shean is able to provide valuable business, financial and risk management advice. He also possesses a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

Sukhinder Singh Cassidy has been a director of TripAdvisor since the completion of the Spin-Off. In January 2011, Ms. Singh Cassidy founded, and currently serves as Chairman of Joyus, a video commerce website. Ms. Singh Cassidy previously served as Chief Executive Officer and Chairman of the Board of Polyvore, Inc., a privately-held social commerce website, from March 2010 to September 2010. Prior to that, she was CEO-in-residence at Accel Partners, a global venture and growth equity firm, from April 2009 to March 2010. From 2003 to April 2009, Ms. Singh Cassidy held various positions at Google Inc., including, mostly recently, Global Vice President of Sales and Operations. Previously, Ms. Singh Cassidy worked with Yodlee.com, Amazon.com and News Corporation, and in investment banking with Merrill Lynch & Co., Inc. Ms. Singh Cassidy serves on the board of privately-held direct sales company J. Hilburn, Inc. and has served on the board of directors of publicly-traded J. Crew Group, Inc. from August 2009 to March 2010. She also currently serves on the Princeton Computer Science Advisory Council.

Board Membership Qualifications:     Through her experience as a consumer Internet and media executive, Ms. Singh Cassidy has in-depth knowledge of the online media and advertising sectors. Ms. Singh Cassidy also possesses extensive executive, strategic and operational experience.

Robert S. Wiesenthal has been a director of TripAdvisor since the completion of the Spin-Off. Since January 2013, Mr. Wiesenthal has been serving as Chief Operating Officer of Warner Music Group Corp., a leading global music conglomerate. From 2000 to 2012, Mr. Wiesenthal served in various senior executive capacities within the Sony Corporation. From January 2002 through June 2012, Mr. Wiesenthal served as Executive Vice President and Chief Financial Officer of Sony Corporation of America and, since July 2005, as Executive Vice President and Chief Strategy Officer, Sony Entertainment. Prior to joining Sony, Mr. Wiesenthal was Managing Director at Credit Suisse First Boston and head of the firm’s Entertainment and Digital Media practices from 1999 to 2000, a member of its Media Group from 1993 to 1999 and a member of its Mergers and Acquisitions Group from 1988 to 1993. Mr. Wiesenthal presently serves on the boards of directors of Entercom Communications Corp. and Starz. Mr. Wiesenthal has a B.A. from the University of Rochester.

Board Membership Qualifications:     Mr. Wiesenthal possesses extensive strategic, operational and financial experience, gained through his wide range of service in executive-level positions with a strong focus on networked consumer electronics, entertainment, and digital media. He also has a high degree of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

Julie M.B. Bradley has served as Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer of TripAdvisor since October 2011. Prior to joining TripAdvisor, from July 2005 to April 2011, Ms. Bradley served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Art Technology Group, Inc., a provider of e-commerce software solutions and services, which was acquired by Oracle Corporation in January 2011. Prior to joining Art Technology Group, Ms. Bradley was at Akamai Technologies, Inc. from April 2000 to June 2005, most recently serving as Vice President of Finance. Previously, Ms. Bradley was an accountant with Deloitte LLP. Ms. Bradley is currently a member of the Board of Directors of Wayfair.com and a member of the Board of Trustees of The Judge Baker’s Childrens Center. Ms. Bradley previously served on the Board of Directors of Exact Target. Ms. Bradley received her B.A. in Economics from Wheaton College and is a certified public accountant.

Seth J. Kalvert has served as Senior Vice President, General Counsel and Secretary of TripAdvisor since August 2011. Prior to joining TripAdvisor, Mr. Kalvert held positions at Expedia, Inc., which he joined in March 2005, most recently as Vice President and Associate General Counsel beginning in February 2006. Prior to that, from July 2001 to March 2005, Mr. Kalvert held a variety of internal legal positions at IAC/InterActiveCorp and its subsidiaries. Previously, Mr. Kalvert held a business development position at Bolt Media Inc., a privately-held online social networking and e-commerce company, and was an associate at Debevoise & Plimpton, LLP, a New York law firm. Mr. Kalvert holds an A.B. degree from Brown University and a J.D. degree from Columbia Law School.

Board of Directors

Director Independence

Under the NASDAQ Stock Market Listing Rules (the “NASDAQ Rules”), the Board has a responsibility to make an affirmative determination that those members of the Board who serve as independent directors do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In connection with the independence determinations described below, the Board reviewed information regarding transactions, relationships and arrangements relevant to independence, including those required by the NASDAQ Rules. This information is obtained from director responses to questionnaires circulated by management, as well as our records and publicly available information. Following this determination, management monitors those transactions, relationships and arrangements that were relevant to such determination, as well as solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on the Board’s prior independence determination.

The Board of Directors has determined that each of Ms. Singh Cassidy and Messrs. Miller, Nishar, Philips, Rascoff and Wiesenthal is an “independent director” as defined by the NASDAQ Rules. In making its independence determinations, the Board of Directors considered the applicable legal standards and any relevant transactions, relationships or arrangements. In addition to the satisfaction of the director independence requirements set forth in the NASDAQ Rules, members of the Audit Committee and Compensation Committee have also satisfied separate independence requirements under the current standards imposed by the SEC and the NASDAQ Rules for audit committee members and by the SEC, NASDAQ Rules and the Internal Revenue Service for compensation committee members.

Controlled Company Status

As of the record date, Liberty beneficially owned 18,159,752 shares of our common stock and 12,799,999 shares of our Class B common stock, which shares constitute 14.0% of the outstanding shares of common stock and 100% of the outstanding shares of Class B common stock, respectively. Assuming the conversion of all of Liberty’s shares of Class B common stock into common stock, Liberty would beneficially own 21.7% of the outstanding common stock (calculated in accordance with Rule 13d-3). Because each share of Class B common stock generally is entitled to ten votes per share and each share of common stock is entitled to one vote per share, Liberty may be deemed to beneficially own equity securities representing approximately 56.7% of our voting power. Liberty has filed a Statement of Beneficial Ownership on Schedule 13D/A with respect to its TripAdvisor holdings and related voting arrangements with the SEC.

The NASDAQ Rules exempt “controlled companies,” or companies of which more than 50% of the voting power is held by an individual, a group or another company, such as TripAdvisor, from certain governance requirements under the NASDAQ Rules, including, among other items, the requirement that our Board of Directors be comprised of a majority of independent directors. On this basis, TripAdvisor is relying on the exemption for controlled companies from certain requirements under the NASDAQ Rules, including, among others, the requirement that the Compensation Committee be composed solely of independent directors and certain requirements relating to the nomination of directors. We may, in the future, rely on other exemptions available to a controlled company, including, among others, the requirement that a majority of the Board of Directors be composed of independent directors.

Board Leadership Structure

Mr. Maffei serves as the Chairman of the Board of Directors, and Mr. Kaufer serves as President and Chief Executive Officer of TripAdvisor. The roles of Chief Executive Officer and Chairman of the Board of Directors are currently separated in recognition of the differences between the two roles. This leadership structure provides us with the benefit of Mr. Maffei’s oversight of TripAdvisor’s strategic goals and vision, coupled with the benefit of a full-time Chief Executive Officer dedicated to focusing on the day-to-day management and continued growth of TripAdvisor and its operating businesses. We believe that it is in the best interests of our stockholders for the Board of Directors to make a determination regarding the separation or combination of these roles each time it elects a new Chairman or Chief Executive Officer based on the relevant facts and circumstances applicable at such time.

Independent members of the Board of Directors chair our Audit Committee, Compensation Committee and Section 16 Committee.

Meeting Attendance

The Board of Directors met seven times in 2013. During such period, each member of the Board of Directors attended at least 75% of the meetings of the Board and the Board committees on which they served.

The independent directors meet in regularly scheduled sessions, typically before or after each Board meeting, without the presence of management. We do not have a lead independent director or any other formally appointed leader for these sessions. Directors are encouraged, but not required to attend annual meetings of TripAdvisor stockholders. All of the incumbent directors at the time have historically attended in person the annual meetings of stockholders.

Committees of the Board of Directors

The Board of Directors has the following standing committees: the Audit Committee, the Compensation Committee, the Section 16 Committee and the Executive Committee. The Audit, Compensation and Section 16 Committees operate under written charters adopted by the Board of Directors. These charters are available in the “Corporate Governance” section of the Investor Relations page of TripAdvisor’s corporate website at ir.tripadvisor.com. At each regularly scheduled Board meeting, the Chairperson of each committee provides the full Board of Directors with an update of all significant matters discussed, reviewed, considered and/or approved by the relevant committee since the last regularly scheduled Board meeting. The independent membership of our Audit, Compensation and Section 16 Committees ensures that directors with no ties to Company management are charged with oversight for all financial reporting and executive compensation related decisions made by Company management.

The following table sets forth the current members of each committee of the Board of Directors.

Name	Audit Committee	Compensation Committee	Section 16 Committee	Executive Committee
Gregory B. Maffei	—	X	—	X
Stephen Kaufer	—	—	—	X
Jonathan F. Miller*	X	—	—	—
Dipchand (Deep) Nishar*	—	—	—	—
Jeremy Philips*	—	X	X	—
Spencer M. Rascoff*	X	—	—	—
Christopher W. Shean	—	—	—	X
Sukhinder Singh Cassidy*	—	Chair	Chair	—
Robert S. Wiesenthal*	Chair	—	—	—

*	Independent director

Audit Committee.     The Audit Committee of the Board of Directors currently consists of three directors: Messrs. Miller, Rascoff and Wiesenthal. Mr. Wiesenthal is the Chairman of the Audit Committee. Each Audit Committee member satisfies the independence requirements under the current standards imposed by the rules of the SEC and NASDAQ. The Board has determined that each of Messrs. Wiesenthal and Rascoff is an “audit committee financial expert,” as such term is defined in the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee is appointed by the Board of Directors to assist the Board with a variety of matters discussed in detail in the Audit Committee charter, including monitoring (i) the integrity of our financial reporting process, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of the independent registered public accounting firm and our internal audit department, and (iv) our compliance with legal and regulatory requirements. The Audit Committee met seven times in 2013. The formal report of the Audit Committee with respect to the year ended December 31, 2013 is set forth in the section below titled “Audit Committee Report.”

Compensation Committee.    The Compensation Committee consists of Ms. Singh Cassidy and Messrs. Philips and Maffei. Ms. Singh Cassidy is the Chairperson of the Compensation Committee. Each

member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).With the exception of Mr. Maffei, each member is an “independent director” as defined by the NASDAQ Rules. No member of the Compensation Committee is an employee of TripAdvisor.

The Compensation Committee is responsible for (i) designing and overseeing our compensation with respect to our executive officers, including salary matters, bonus plans and stock compensation plans and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act (which are handled by the Section 16 Committee described below). A description of our policies and practices for the consideration and determination of executive compensation is included in the section below titled “Compensation Discussion and Analysis.” The Compensation Committee met three times in 2013.

Section 16 Committee.    The Section 16 Committee consists of Ms. Singh Cassidy and Mr. Philips. Ms. Singh Cassidy is the Chairperson of the Section 16 Committee. Each member is an “independent director” as defined by the NASDAQ Rules and satisfies the definition of “non-employee director” for purposes of Section 16 of the Exchange Act.

The Section 16 Committee is authorized to exercise all powers of the Board of Directors with respect to matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to TripAdvisor’s executive officers. The Section 16 Committee met three times in 2013.

Executive Committee.    The Executive Committee consists of Messrs. Kaufer, Maffei and Shean. The Executive Committee has the powers and authority of the Board of Directors, except those matters that are specifically reserved to the Board of Directors under Delaware law or our organizational documents. The Executive Committee primarily serves as a means to address issues that may arise and require Board approval between regularly scheduled Board meetings. Following are some examples of matters that could be handled by the Executive Committee: (i) oversight and implementation of matters approved by the Board of Directors, (ii) administrative matters with respect to benefit plans, transfer agent matters, banking authority, formation of subsidiaries and other administrative items involving subsidiaries and determinations or findings under TripAdvisor’s financing arrangements and (iii) in the case of a natural disaster or other emergency as a result of which a quorum of the Board of Directors cannot readily be convened for action, directing the management of the business and affairs of TripAdvisor during such emergency or natural disaster. The Executive Committee did not meet in 2013.

Risk Oversight

Assessing and managing risk is the responsibility of TripAdvisor’s management. Our Board of Directors oversees and reviews certain aspects of our risk management efforts. Our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. The President and Chief Executive Officer, the Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer and the Senior Vice President, General Counsel and Secretary attend Board meetings and discuss operational risks with the Board. Management also provides reports and presentations on strategic risks to the Board. Among other areas, the Board is involved, directly or through its committees, in overseeing risks related to our overall corporate strategy, business continuity, crisis preparedness and competitive and reputational risks.

The committees of the Board execute their oversight responsibility for risk management as follows:

•

The Audit Committee has primary responsibility for discussing with management TripAdvisor’s major financial risks and the steps management has taken to monitor and control such risks. In fulfilling its responsibilities, the Audit Committee receives regular reports from, among others, the Chief Financial

Officer, General Counsel, the Vice President of Tax and the Corporate Controller as well as from representatives of internal audit and our auditors. The Audit Committee makes regular reports to the Board of Directors. In addition, TripAdvisor has, under the supervision of the Audit Committee, established procedures available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to our senior management and the Audit Committee.

•

The Compensation Committee considers and evaluates risks related to our cash and equity-based compensation programs, policies and practices and evaluates whether our compensation programs encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on TripAdvisor or our business. Consistent with SEC disclosure requirements, management has assessed the compensation policies and practices for our employees, including our executive officers, and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on TripAdvisor.

Ultimately, though, management is responsible for the day-to-day risk management process, including identification of key risks and implementation of policies and procedures to manage, mitigate and monitor risks. In fulfilling these duties, management recently conducted an enterprise and internal audit risk assessment and will use the results of that assessment in its risk management efforts. In addition, management has formed a Compliance Committee in connection with the implementation, management and oversight of a corporate compliance program to promote operational excellence throughout the entire organization in adherence with all legal and regulatory requirements and with the highest ethical standards

Director Nominations

Given the ownership structure of TripAdvisor and our status as a “controlled company,” the Board of Directors does not have a nominating committee or other committee performing similar functions or any formal policy on director nominations. The Board of Directors does not have specific requirements for eligibility to serve as a director of TripAdvisor, nor does it have a specific policy on diversity; however, the Board of Directors does consider, among other things, diversity when considering nominees to serve on our Board of Directors. We broadly construe diversity to mean diversity of opinions, perspectives, and personal and professional experiences and backgrounds, such as gender, race and ethnicity, as well as other differentiating characteristics. In evaluating candidates, regardless of how recommended, the Board of Directors considers whether the professional and personal ethics and values of the candidate are consistent with those of TripAdvisor, whether the candidate’s experience and expertise would be beneficial to the Board in rendering service to TripAdvisor, including in providing a mix of Board members that represent a diversity of backgrounds, perspectives and opinions, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board of Directors, and whether the candidate is prepared and qualified to represent the best interests of TripAdvisor’s stockholders.

Pursuant to the Governance Agreement, Liberty has the right to nominate a number of directors equal to 20% of the total number of the directors on the Board of Directors (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board of Directors so long as certain stock ownership requirements are satisfied. Liberty has nominated Messrs. Maffei and Shean as nominees for 2014. The other nominees to the Board of Directors were recommended by the Chairman and then were considered and recommended by the entire Board of Directors.

The Board of Directors does not have a formal policy regarding the consideration of director candidates recommended by stockholders; however, the Board of Directors would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to TripAdvisor, Inc., 141 Needham Street, Newton, Massachusetts 02464, Attention: Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and be accompanied by evidence of the sender’s stock ownership, as well as consent by the candidate to serve as a director if elected. Any director candidate recommendations will be reviewed by the Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director nominee as described above, the recommendation will be shared with the entire Board of Directors.

Communications with the Board

Stockholders who wish to communicate with the Board of Directors or a particular director may send such communication to TripAdvisor, Inc., 141 Needham Street, Newton, Massachusetts 02464, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board of Directors or certain specified directors. The Secretary will then review such correspondence and forward it to the Board of Directors, or to the specified director(s), if deemed appropriate. Communications that are primarily commercial in nature, that are not relevant to stockholders or other interested constituents or that relate to improper or irrelevant topics will generally not be forwarded to the Board of Directors or to the specified director(s).

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

In February 2014, the Audit Committee of the Board of Directors determined it to be in the best interest of TripAdvisor to select KPMG LLP (“KPMG”) to replace Ernst & Young LLP (“E&Y”) as TripAdvisor’s independent registered public accounting firm for the year ending December 31, 2014.

On February 6, 2014, the Audit Committee of the Board of Directors determined to dismiss E&Y as TripAdvisor’s independent registered public accounting firm effective immediately upon TripAdvisor’s filing of its Annual Report on Form 10-K for the year ended December 31, 2013 (the “Annual Report”). The Annual Report was filed with the SEC on February 11, 2014. The reports of E&Y on TripAdvisor’s consolidated financial statements as of and for the years ended December 31, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2013 and 2012, and through February 11, 2014, there were no: (a) disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the subject matter thereof in connection with its reports for such years; or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K. TripAdvisor provided E&Y with a copy of the disclosures it expected to make in the Current Report on Form 8-K and requested from E&Y a letter addressed to the SEC indicating whether or not it agrees with the above disclosures. A copy of E&Y’s letter dated February 11, 2014 is attached as Exhibit 16.1 to TripAdvisor’s Current Report on Form 8-K filed on February 11, 2014.

Contemporaneous with the determination to dismiss E&Y, the Audit Committee appointed KPMG as TripAdvisor’s independent registered public accounting firm for the year ending December 31, 2014, also to be effective immediately following the filing of TripAdvisor’s Annual Report. During the years ended December 31, 2013 and 2012 and the subsequent interim period through February 11, 2014, TripAdvisor did not consult with KPMG with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to TripAdvisor’s financial statements, and no written report or oral advice was provided to TripAdvisor that KPMG concluded was an important factor considered by TripAdvisor in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was subject to any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. If the stockholders fail to vote to ratify the appointment of KPMG, the Audit Committee will reconsider whether to retain KPMG and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of TripAdvisor and its stockholders.

A representative of KPMG is expected to be present at the Annual Meeting, and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Required Vote

At the Annual Meeting, TripAdvisor will ask its stockholders to ratify the appointment of KPMG as TripAdvisor’s independent registered public accounting firm for 2014. This proposal requires the affirmative vote of a majority of the voting power of the shares of TripAdvisor capital stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class.

Abstentions will be counted toward the tabulations of voting power present and entitled to vote on the ratification of the independent registered public accounting firm proposal and will have the same effect as votes against the proposal. Brokers have discretion to vote on the proposal for ratification of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS TRIPADVISOR’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

Fees Paid to Our Independent Registered Public Accounting Firm

E&Y was TripAdvisor’s independent registered public accounting firm for the years ended December 31, 2013 and 2012. The following table sets forth aggregate fees for professional services rendered by E&Y for the years ended December 31, 2013 and 2012.

	2013	2012
Audit Fees(1)	$1,479,583	$1,218,300
Audit-Related Fees(2)	—	—
Tax Fees(3)	3,150	3,150
Other Fees	1,995	—

Total Fees	$1,484,728	$1,221,450

(1)	Audit Fees include fees and expenses associated with the annual audit of TripAdvisor’s consolidated financial statements, statutory audits, reviews of TripAdvisor’s periodic reports, accounting consultations, reviews of SEC registration statements, report on the effectiveness of internal control and consents and other services related to SEC matters.

(2)	Audit-Related Fees include fees and expenses for due diligence in connection with acquisitions and accounting matters not related to the annual audit.

(3)	Tax Fees include fees and expenses for quarterly tax compliance services outside of the U.S.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee has responsibility for appointing, setting compensation of and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by TripAdvisor’s independent registered public accounting firm to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence from TripAdvisor and our management. Unless a type of service to be provided by our independent registered public accounting firm has received general pre-approval from the Audit Committee, it requires specific pre-approval by the Audit Committee. The payment for any proposed services in excess of pre-approved cost levels requires specific pre-approval by the Audit Committee.

Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to pre-approve services to one or more of its members, and it has currently delegated this authority to its Chairman, subject to a limit of $250,000 per approval. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to Company management.

The Audit Committee has considered the non-audit services provided by E&Y as described above and believes that they are compatible with maintaining E&Y’s independence as our independent registered public accounting firm.

PROPOSAL 3:

STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING IN DIRECTOR ELECTIONS

Proposal

The United Brotherhood of Carpenters Pension Fund (the “Fund”) has submitted the following proposal, including proposed resolution and supporting statement:

Resolved: That the stockholders of TripAdvisor, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend TripAdvisor’s corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of stockholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: TripAdvisor’s Board of Directors should establish a majority vote standard in director elections in order to provide stockholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. Under the current plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee. We believe that a majority vote standard in board elections established a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

In recent years, approximately 87% of the companies in the S&P 500 Index have adopted a majority vote standard in company bylaws, articles of incorporation, or charter. These companies have also adopted a director resignation policy that established a board-centric post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong stockholder demand for a meaningful role in director elections.

The TripAdvisor Board of Directors has not acted to establish a majority vote standard, retaining its plurality vote standard. The Board should take this critical first step in establishing a meaningful majority vote standard. With a majority vote standard in place, the Board can then act to adopt a director resignation policy to address the status of unelected directors. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for stockholders to elect directors at TripAdvisor, while reserving for the Board an important post-election role in determining the continued status of an unelected director. We urge the Board to join the mainstream major U.S. companies and establish a majority vote standard in director elections.

Statement of the Board of Directors in Opposition of the Stockholder Proposal

The Board of Directors believes that TripAdvisor’s current director election policies are in the best interest of our stockholders and do not need to be changed. In fact, despite our controlled status, our current director election policies give our minority stockholders a more meaningful role in the director election process than they would otherwise be entitled.

As of the record date, Liberty beneficially owned 18,159,752 shares of our common stock and 12,799,999 shares of our Class B common stock, which shares constitute 14.0% of the outstanding shares of Common Stock and 100% of the outstanding shares of Class B Common Stock. Because each share of Class B common stock is generally entitled to ten votes per share and each share of common stock is entitled to one vote per share, Liberty may be deemed to beneficially own equity securities representing approximately 56.7% of our voting power. As a result, absent special provisions in our charter documents, Liberty would have control over the vote relating to the election of all director nominees.

TripAdvisor and our Board of Directors are committed to strong corporate governance practices and ensuring our minority stockholders have a meaningful role in director elections. Specifically, our charter documents provide that the holders of common stock, acting as a separate class, elect 25% of the total number of directors, which number will be rounded up if not a whole number. For example, at this stockholder meeting, our common stockholders (excluding the votes represented by our Class B shares, all of which are owned by Liberty) will elect three of our nine directors even though the common stockholders do not represent a majority of our outstanding voting power.

Your Board of Directors believes that this protection, included in our certificate of incorporation, provides an important benefit to our common stockholders in the context of a controlled company. In contrast, the majority voting requirement, absent our charter provision discussed above, would result in Liberty fully controlling the election of all directors. Taking into account the facts and circumstances of TripAdvisor’s capital structure and ownership profile, the Board of Directors does not believe the proposal is in the best interests of our stockholders.

Required Vote

This proposal requires the affirmative vote of a majority of the voting power of the shares of TripAdvisor common stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal control over financial reporting. TripAdvisor’s independent registered public accounting firm is engaged to audit and express opinions on the conformity of TripAdvisor’s financial statements to generally accepted accounting principles and applicable rules and regulations, and the effectiveness of TripAdvisor’s internal control over financial reporting.

The Audit Committee serves as a representative of the Board of Directors and assists the Board in monitoring (i) the integrity of the financial reporting process of TripAdvisor, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of the independent registered public accounting firm and our internal audit department, and (iv) our compliance with legal and regulatory requirements. In this context, the Audit Committee met seven times in 2013 and took the following actions:

•

appointed the independent registered public accounting firm, discussed with the auditors the overall scope and plans for the independent audit and pre-approved all audit and non-audit services to be performed by E&Y;

•

reviewed and discussed with management and the auditors the audited consolidated financial statements for the year ended December 31, 2013 as well as TripAdvisor’s quarterly financial statements and interim financial information contained in each quarterly earnings announcement prior to public release;

•

discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and received all written disclosures, including the letter from the auditors required pursuant to Rule 3526 of the PCAOB “Communication with Audit Committees Concerning Independence”;

•

discussed with the auditors its independence from TripAdvisor and TripAdvisor’s management as well as considered whether the non-audit services provided by the auditors could impair its independence and concluded that such services would not;

•

reviewed and discussed with management and the auditors TripAdvisor’s compliance with requirements of the Sarbanes-Oxley Act of 2002 with respect to internal control over financial reporting, together with management’s assessment of the effectiveness of TripAdvisor’s internal control over financial reporting and the auditors’ audit of internal control over financial reporting; and

•

regularly met separately with E&Y, with and without management present, to discuss the results of their examinations, including the integrity, adequacy and effectiveness of the accounting and financial reporting processes and controls.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in TripAdvisor’s Annual Report on Form 10-K for the year ended December 31, 2013, and the Board approved such inclusion.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that TripAdvisor specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Members of the Audit Committee:

Robert S. Wiesenthal (Chairman)

Jonathan F. Miller

Spencer Rascoff

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes TripAdvisor’s executive compensation program as it relates to the following “named executive officers”:

Name	Position
Stephen Kaufer	President and Chief Executive Officer
Julie M.B. Bradley	Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer
Seth J. Kalvert	Senior Vice President, General Counsel and Secretary

TripAdvisor has a Compensation Committee and a Section 16 Committee that together have primary responsibility for establishing the compensation of our named executive officers. In this Proxy Statement, we refer to the Compensation Committee and Section 16 Committee collectively as the “Compensation Committees.”

Compensation Program Objectives

TripAdvisor’s executive compensation program is designed to attract, motivate and retain highly skilled employees in executive positions with the business experience and acumen that management and the Compensation Committees believe are necessary for achievement of TripAdvisor’s long-term business objectives and to ensure that the compensation provided to these executives remains competitive with the compensation paid to similarly situated executives at comparable companies. The executive compensation program is also designed so that it does not encourage our named executive officers to take unreasonable risks relating to our business. In addition, the executive compensation program is designed to reward both short-term and long-term performance and to align the financial interests of our named executive officers with the interests of our stockholders.

Management and the Compensation Committees evaluate both performance and compensation levels to ensure that we maintain our ability to attract and retain outstanding employees in executive positions. To that end, management and the Compensation Committees believe the executive compensation packages provided by TripAdvisor to our named executive officers should include both cash and equity-based compensation.

Roles and Responsibilities

Role of the Compensation and Section 16 Committees

The Compensation Committee is appointed by the Board of Directors and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code. The Compensation Committee currently consists of Ms. Singh Cassidy and Messrs. Philips and Maffei. Mr. Maffei replaced Michael Zeisser as a member of the Compensation Committee upon Mr. Zeisser’s resignation as a director in February 2013. The Compensation Committee is responsible for (i) designing and overseeing our compensation with respect to our executive officers, including salary matters, bonus plans and stock compensation plans and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act (for which the Section 16 Committee has responsibility as described below). Ms. Singh Cassidy is the Chairperson of the Compensation Committee.

The Section 16 Committee is also appointed by the Board of Directors and consists entirely of directors who are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Section 16 Committee currently consists of Ms. Singh Cassidy and Mr. Philips. The Section 16 Committee is responsible for administering and overseeing matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to our named executive officers. Ms. Singh Cassidy is also the Chairperson of the Section 16 Committee.

Role of Executive Officers

Management participates in reviewing and refining our executive compensation program. Mr. Kaufer, TripAdvisor’s President and Chief Executive Officer, annually reviews the performance of TripAdvisor and each named executive officer with the Compensation Committees and makes recommendations with respect to the appropriate base salary, annual cash bonus and grants of equity awards for each named executive officer, other than in connection with compensation for himself. Based in part on these recommendations and the other factors discussed below, the Compensation Committees review and approve the annual compensation package of each named executive officer.

Role of Compensation Consultant

Pursuant to the Compensation Committee and Section 16 Committee Charter, the Compensation Committees may retain compensation consultants for the purpose of assisting the Compensation Committees in their evaluation of the compensation for our named executive officers. In 2013, the Compensation Committees retained Compensia, Inc. (“Compensia”), a management consulting firm providing executive compensation advisory services to compensation committees and senior management, to assist in an evaluation of TripAdvisor’s compensation peer group, to use the compensation peer group to compile and analyze competitive compensation market data for certain executive officer positions and to advise on matters related to our long-term incentive program structure. The Compensation Committees consider input from its compensation consultant as one factor in making decisions with respect to compensation matters, along with information and analysis they receive from management and their own judgment and experience.

Based on consideration of the factors set forth in the rules of the SEC and the NASDAQ Rules, the Compensation Committees have determined that its relationship with Compensia and the work performed by Compensia on behalf of the Compensation Committees has not raised any conflict of interest. In addition, in compliance with the Compensation Committee and Section 16 Committee Charter, the Compensation Committees approved the fees paid to Compensia for work performed in 2013 and can confirm that such payments did not exceed $120,000.

Role of Stockholders

TripAdvisor provides its stockholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers every three years. In evaluating our 2013 executive compensation program, the Compensation Committees considered the result of the stockholder advisory vote on our executive compensation (the “say-on-pay vote”) held at our Annual Meeting of Stockholders on June 26, 2012, which was approved by over 99% of the votes cast. As a result, the Compensation Committees did not make any significant changes to our executive compensation program for 2013. The Compensation Committees will continue to consider the outcome of the say-on-pay vote when making future compensation decisions for our named executive officers.

We will hold a say-on-pay vote every three years until the next vote on the frequency of such stockholder advisory votes, which will occur no later than our 2018 Annual Meeting of Stockholders. Our next say-on-pay vote will occur in 2015.

Compensation Program Elements

General

The primary elements of our executive compensation program are base salary, an annual cash bonus and equity awards. Generally, the Compensation Committees review these elements in the first quarter of each year in light of TripAdvisor and individual performance, recommendations from management and other relevant information, including prior compensation history and outstanding long-term compensation arrangements. Management and the Compensation Committees believe that there are multiple, dynamic factors that contribute to success at an individual and business level. Management and the Compensation Committees have therefore refrained from adopting strict formulas and have relied primarily on a discretionary approach that allows the Compensation Committees to set executive compensation levels on a case-by-case basis, taking into account all relevant factors.

Following recommendations from management, the Compensation Committees may also adjust compensation for specific individuals at other times during the year when there are significant changes in responsibilities or under other circumstances that the Compensation Committees consider appropriate.

Base Salary

Base salary represents the fixed portion of a named executive officer’s compensation and is intended to provide compensation for expected day-to-day performance. A named executive officer’s base salary is initially determined upon hire or promotion based on his or her responsibilities, prior experience, individual compensation history and salary levels of other executives within TripAdvisor and similarly situated executives at comparable companies. Base salary is typically reviewed annually, at which time management makes recommendations to the Compensation Committees based on consideration of a variety of factors including, but not limited to, the following:

•	the named executive officers total compensation relative to other executives in similarly situated positions,

•	his or her individual performance,

•	his or her responsibilities, prior experience, and individual compensation history, including any non-standard compensation,

•	the terms of his or her employment agreement, if any,

•	competitive compensation market data, when available,

•	general economic conditions, and

•	the recommendations of the President and Chief Executive Officer (other than in connection with his own compensation).

Annual Cash Bonuses

Cash bonuses are awarded to recognize and reward each named executive officer’s annual contribution to Company performance. Mr. Kaufer has a target cash bonus opportunity equal to 100% of his base salary for the year, Ms. Bradley has a target cash bonus opportunity equal to 66% of her base salary for the year and Mr. Kalvert has a target cash bonus opportunity equal to 50% of his base salary for the year. Unless otherwise provided by the provisions of his or her employment agreement, the target annual cash bonus opportunities for our named executive officers are generally established by the Compensation Committees, based on the recommendations of management, and are reviewed each year by the President and Chief Executive Officer with the approval of the Compensation Committees.

In February 2014, management recommended bonuses with respect to calendar year 2013 for each of our named executive officers after taking into account a variety of factors including, but not limited to, the following:

•	TripAdvisor’s business and financial performance, including year-over-year performance,

•	TripAdvisor’s performance against strategic initiatives,

•	the named executive officer’s target cash bonus opportunity, if any,

•	his or her individual performance,

•	the overall funding of the cash bonus pool,

•	the amount of bonus relative to other TripAdvisor executives,

•	general economic conditions,

•	competitive compensation market data, when available, and

•	the recommendations of the President and Chief Executive Officer (other than in connection with his own compensation).

After consideration of the factors discussed above, the Compensation Committees awarded 2013 cash bonuses to our named executive officers as follows: Mr. Kaufer, $450,000, Ms. Bradley, $216,810, and Mr. Kalvert, $166,250. With respect to Mr. Kaufer and Ms. Bradley, the bonus amounts represent 90% of their target cash bonus opportunities and, with respect to Mr. Kalvert, the bonus amount represents 95% of his target cash bonus opportunity. These cash bonuses are reported in the “Bonus” column of the table below titled “2013 Summary Compensation Table.”

The annual cash bonuses awarded to our named executive officers for 2013 were subject to the achievement of performance goals relating either to stock price performance or revenues, which were satisfied. These performance goals were designed to permit TripAdvisor to deduct all named executive officer compensation for 2013 in accordance with Section 162(m) of the Code. Specifically, the cash bonuses awarded to our named executive officers in 2013 were subject to the satisfaction of one of the following performance goals:

•

The revenues of TripAdvisor in any of the three consecutive calendar quarters beginning with the second quarter of 2013 must be at least 10% higher than the revenues in the corresponding calendar quarter 12 months before, excluding the benefit of any acquisitions by TripAdvisor during this period; or

•

The closing price per share of TripAdvisor common stock must be at least 5% higher than the closing price of TripAdvisor’s common stock on March 28, 2013, which was $52.52 per share, on any 30 trading days during the period beginning March 29, 2013 and ending December 31, 2013 (such days not necessarily consecutive), taking into account any Share Change or Corporate Transaction (each as defined in the TripAdvisor 2011 Stock and Annual Incentive Plan, as amended (the “2011 Plan”)).

In general, these performance goals reflect the minimally acceptable company performance that must be achieved for cash bonuses to be awarded to our named executive officers, but with respect to which there is substantial uncertainty when established. Based on data provided by management, the Compensation Committees exercise negative discretion in making the annual cash bonus awards. By setting a high amount that can be reduced, TripAdvisor is advised by legal counsel that TripAdvisor’s annual incentive plan meets the requirements of Section 162(m) of the Code. As a result, while performance targets are used in setting compensation under this plan, ultimately the levels of those targets and the Compensation Committees’ use of negative discretion typically result in the award of compensation as if the annual incentive plan were operating as a discretionary plan.

Equity Awards

The Compensation Committees use equity awards to align executive compensation with our long-term performance. Equity awards link compensation to financial performance because their value depends on TripAdvisor’s share price. Equity awards are also an important employee retention tool because they generally vest over a multi-year period, subject to continued service by the award recipient.

Equity awards are typically granted to our named executive officers upon hire or promotion and annually thereafter. Management generally recommends annual equity awards in the first quarter of each year when the Compensation Committees meet to make determinations regarding annual bonuses for the last completed fiscal year and to set compensation levels for the current fiscal year. The practice of the Compensation Committees is to generally grant equity awards to our named executive officers only in open trading windows.

Typically, equity awards have been in the form of awards of restricted stock units (“RSUs”) or options to purchase shares of TripAdvisor common stock or some combination of the two. Stock options have an exercise price equal to the market price of TripAdvisor common stock on the date of grant, and, therefore, provide value to our named executive officers only if our stock price increases. Stock options generally vest over a period of four years. We believe stock options incentivize our named executive officers to sustain increases in stockholder value over extended periods of time. RSUs are a promise to issue shares of our common stock in the future provided the named executive officer remains employed with us through the award’s vesting period. RSUs generally vest over a period of four years. RSUs provide the opportunity for capital accumulation and long-term incentive value and are intended to assist in satisfying our objectives.

The Compensation Committees review various factors considered by management when they establish TripAdvisor’s equity grant pool including, but not limited to, the following:

•	TripAdvisor’s business and financial performance, including year-over-year performance,

•	dilution rates, taking into account projected headcount growth and employee turnover,

•	non-cash compensation as a percentage of earnings before interest, taxes, depreciation and amortization,

•	equity compensation utilization by peer companies,

•	general economic conditions, and

•	competitive compensation market data regarding award values.

For specific awards to our named executive officers, management makes recommendations to the Section 16 Committee based on a variety of factors including, but not limited to, the following:

•	TripAdvisor’s business and financial performance, including year-over-year performance,

•	individual performance and future potential of the executive,

•	the overall size of the equity award pool,

•	award value relative to other TripAdvisor executives,

•	the value of previous awards and amount of outstanding unvested equity awards,

•	competitive compensation market data, to the degree that the available data is comparable, and

•	the recommendations of the President and Chief Executive Officer (other than in connection with his own compensation).

After review and consideration of the recommendations of management and the President and Chief Executive Officer (other than with respect to awards for himself), the Section 16 Committee decides whether to grant equity awards to our named executive officers. After consideration of the factors discussed above, in February 2013, the Section 16 Committee granted options to purchase 83,101 and 50,473 shares of TripAdvisor common stock to Ms. Bradley and Mr. Kalvert, respectively.

In August 2013, the Section 16 Committee granted an option to purchase 1,100,000 shares of TripAdvisor common stock to Mr. Kaufer, which will vest in equal installments on each of the fourth and fifth anniversaries of the award date of the grant, subject to Mr. Kaufer’s continuous employment with, or performance of services for, TripAdvisor or one of its subsidiaries or affiliates and his being in good standing through each such vesting date. In consideration of this award, Mr. Kaufer is subject to non-competition and non-solicitation covenants that apply during his employment and until 18 months immediately following the termination of his employment for any reason. In recognition of the size of the stock option granted to Mr. Kaufer in August 2013, the Section 16 Committee has indicated its expectation that Mr. Kaufer will not be eligible for another equity award until August 2017.

Employee Benefits

In addition to the primary elements of compensation described above, our named executive officers also participate in employee benefits programs available to all domestic employees generally, including the TripAdvisor Retirement Savings Plan. Under this plan, TripAdvisor matches 50% of each dollar a participant contributes, up to the first 6% of eligible compensation, subject to tax limits.

In addition, we provide other benefits to our named executive officers on the same basis as all of our domestic employees generally. These benefits include group health (medical, dental, and vision) insurance, group disability insurance, and group life insurance.

In situations where a named executive officer is required to relocate, TripAdvisor also provides relocation benefits, including reimbursement of moving expenses, temporary housing and other relocation expenses as well as a tax gross-up payment on the relocation benefits. TripAdvisor also sponsors a Global Personal Travel Reimbursement program generally available to all employees, including named executive officers, that provides for reimbursement of up to $750 a year for leisure travel that is arranged using one of the TripAdvisor Media Group family of products and provides all employees, including our named executive officers, an annual holiday bonus in the form of a gift card as well as a tax gross-up payment on the value of the gift card.

Compensation Program Policies

Executive Compensation Recovery

TripAdvisor has an executive compensation recovery, or clawback, policy providing for recoupment of certain equity compensation. Each of TripAdvisor’s equity award documents provides that in the event an employee is terminated for Cause (as defined in the 2011 Plan) or resigns within two years after any event or circumstance that would have been grounds for termination of employment for Cause, then the employee agrees that certain equity securities issued to such employee (whether or not vested) may be forfeited and cancelled in their entirety upon such termination of employment. In such event, TripAdvisor may cause the employee to either (i) return the equity securities or shares of common stock issued upon exercise or vesting of such securities, or (ii) pay to TripAdvisor an amount equal to the aggregate amount, if any, that the employee had previously realized in respect of any and all shares of common stock.

We intend to adopt a general clawback policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act

Insider Trading and Hedging Policy

TripAdvisor has adopted an Insider Trading Policy covering our directors, officers, employees and consultants designed to ensure compliance with relevant SEC regulations, including insider trading rules. TripAdvisor’s insider trading policy also prohibits directors, officers, employees and consultants from engaging in various types of transactions in which they may profit from short-term speculative swings in the value of TripAdvisor securities. These transactions include “short sales” (or selling borrowed securities which the sellers hopes can be purchased at a lower price in the future), “put” and “call” options (or publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts.

The Role of Competitive Compensation Market Data

Management considers multiple data sources when reviewing compensation information to ensure that the data reflects compensation practices of relevant companies in terms of size, industry and geographic location. Among other factors, management considers the following information in connection with its recommendations to the Compensation Committees regarding compensation for named executive officers:

•	data from salary and equity compensation surveys that include companies of a similar size, based on market capitalization, revenues and other factors, and

•

data regarding compensation for certain executive officer positions (e.g., chief executive officer and chief financial officer) from recent proxy statements and other SEC filings of peer companies, which include: (a) direct industry competitors, and (b) non-industry companies with which TripAdvisor commonly competes for talent (including both regional and national competitors).

In February 2013, based on the recommendation of management, the Compensation Committee approved the following companies to constitute the compensation peer group for purposes of serving as a referring in determining 2013 base salaries and equity awards for our executive officers:

Akamai Technologies, Inc.	Ancestry, Inc.
Concur Technologies, Inc.	Expedia, Inc.
Groupon, Inc.	Homeaway.com, Inc.
LinkedIn Corp.	Netflix, Inc.
Nuance Communications, Inc.	Parametric Technology, Inc.
priceline.com Incorporated	Progress Software Corp.
Salesforce.com Inc.	Shutterfly, Inc.
ValueClick, Inc.	WebMD Health Corp.
Workday, Inc.	Zynga Inc.

In the summer of 2013, the Compensation Committee retained Compensia to review the existing compensation peer group and to recommend possible changes. Compensia recommended certain changes to the compensation peer group, including focusing on companies in the business to consumer internet content and software industries. As a result, beginning in the summer of 2013 and with the granting of the equity award to Mr. Kaufer in August 2013, the following companies constituted TripAdvisor’s compensation peer group:

Business to Consumer Internet Content
Expedia, Inc.	Groupon, Inc.
Homeaway.com, Inc.	IAC/InterActiveCorp
LinkedIn Corp.	Netflix, Inc.
Pandora Media, Inc.	priceline.com Incorporated
Shutterfly, Inc.	VistaPrint N.V.

Software
Akamai Technologies, Inc.	Ansys, Inc.
Citrix Systems, Inc.	Concur Technologies, Inc.
FactSet Research Systems Inc.	NetSuite Inc.
Nuance Communications, Inc.	Red Hat Inc.
Verisign, Inc.	Workday, Inc.

When available, management considers competitive market compensation paid by peer group companies but does not attempt to maintain a certain target percentile within the compensation peer group or otherwise rely solely on such data when making recommendations to the Compensation Committees regarding compensation for our named executive officers. Management and the Compensation Committees strive to incorporate flexibility into our executive compensation program and the assessment process to respond to and adjust for the evolving business environment and the value delivered by our named executive officers.

Tax Matters

Section 162(m) of the Code generally permits a tax deduction to public corporations for compensation over $1 million paid in any fiscal year to their chief executive officer and certain other highly compensated executive officers only if the compensation qualifies as “performance-based compensation” for purposes of Section 162(m). The Compensation Committees endeavor to structure the compensation of our executive officers to qualify as “performance-based compensation” when it deems such qualification to be in the best interests of TripAdvisor and its stockholders. Nonetheless, from time to time certain nondeductible compensation may be paid and the Board of Directors and the Compensation Committees reserve the authority to award nondeductible compensation to our executive officers in appropriate circumstances.

For purposes of enabling TripAdvisor to deduct the compensation paid to and recognized by our named executive officers in accordance with Section 162(m) of the Code, the Compensation Committees sought to design the annual bonuses awarded to our named executive officers in 2013 to qualify as “performance-based compensation” as described under “Compensation Program Elements — Cash Bonuses” above.

Post-Employment Compensation

Change in Control

Under the 2011 Plan, our named executive officers are entitled to accelerated vesting of their outstanding and unvested equity awards in the event of a change in control of TripAdvisor (i.e. a “single trigger” acceleration provision), although the definition of a “change in control” in the 2011 Plan does not include the acquisition of voting control by Liberty. When the 2011 Plan was adopted, the Compensation Committees believed that accelerated vesting of equity awards in connection with change in control transactions would provide an incentive for our named executive officers to continue to help execute successfully such a transaction from its early stages until closing. Under the 2011 Plan, acceleration of equity awards for all other employees is subject to double trigger acceleration (i.e., accelerated vesting occurs only upon an involuntary termination of employment or resignation for “Good Reason” during the two-year period following a Change in Control).

After further evaluation of the “single trigger” acceleration provisions, the Compensation Committees determined that future equity awards made under the 2011 Plan would not be entitled to “single trigger” acceleration and, instead, the award agreements with respect to such equity awards would provide that any acceleration of vesting of the equity awards would be subject to “double trigger” rather than “single trigger” acceleration. This means that a vesting of outstanding and unvested equity awards would only occur upon both a change in control and termination of employment. With respect to Mr. Kaufer’s equity grant in August 2013, Mr. Kaufer agreed to waive the “single trigger” acceleration right and instead agreed that acceleration of this equity award is subject to “double trigger” acceleration. This determination will not have an impact on equity awards made to our named executive officers prior to Mr. Kaufer’s equity grant in August 2013. For a description and quantification of change in control payments and benefits for our named executive officers, please see the section below entitled “Potential Payments Upon Termination of Change in Control.”

Severance

In October 2013, the terms of the employment agreements between TripAdvisor, LLC, a subsidiary of TripAdvisor, and each of Ms. Bradley and Mr. Kalvert expired pursuant to the terms of such employment agreements. Mr. Kaufer was not covered by an employment agreement in 2013.

In March 2014, TripAdvisor, entered into employment agreements with each of our named executive officers, pursuant to which the named executive officers are entitled to certain severance payments and benefits in the event of a qualifying termination of employment. The material terms of these employment agreements are described below under the headings “Potential Payments Upon Termination or Change in Control — Stephen Kaufer Employment Agreement” and “Potential Payments Upon Termination or Change in Control — Julie M.B. Bradley and Seth J. Kalvert Employment Agreements.”

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Ms. Singh Cassidy and Messrs. Philips and Maffei and the Section 16 Committee consists of Ms. Singh Cassidy and Mr. Philips. Mr. Zeisser was a member of the Compensation Committee until his resignation from the Board of Directors in February 2013. None of Ms. Singh Cassidy or Messrs. Philips, Zeisser or Maffei was an officer or employee of TripAdvisor, formerly an officer of TripAdvisor, or an executive officer of an entity for which an executive officer of TripAdvisor served as a member of the compensation committee or as a director during the one-year period ended December  31, 2013.

Compensation Committees Report

This report is provided by the Compensation Committee and the Section 16 Committee (the “Compensation Committees”) of the Board of Directors. The Compensation Committees have reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on this review and discussions with management, the Compensation Committees recommended to the Board of Directors that the Compensation Discussion and Analysis be included in TripAdvisor’s 2014 Proxy Statement.

Members of the Compensation Committee:

Sukhinder Singh Cassidy (Chairperson)

Jeremy Philips

Gregory B. Maffei

Members of the Section 16 Committee:

Sukhinder Singh Cassidy (Chairperson)

Jeremy Philips

EXECUTIVE COMPENSATION

2013 Summary Compensation Table

The following table sets forth certain information regarding the compensation that TripAdvisor’s President and Chief Executive Officer; Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer; and Senior Vice President, General Counsel and Secretary earned during the fiscal years ended December 31, 2013, 2012 and 2011. Prior to December 20, 2011, TripAdvisor was a wholly-owned subsidiary of Expedia, with Expedia as its sole stockholder. This table includes all compensation received from Expedia for services performed in 2011 for those named executive officers who devoted substantially all of their efforts to TripAdvisor’s businesses prior to December 20, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Stephen Kaufer	2013	500,000	450,000	—	38,054,126	10,101	39,014,227
President and Chief Executive Officer	2012	469,231	750,000	—	5,126,804	47,440	6,393,475
	2011	300,000	500,000	—	3,345,249	51,802	4,197,051

Julie M.B. Bradley	2013	355,385	216,810	—	1,889,028	8,665	2,469,888
Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer	2012	302,116	250,000	—	2,050,722	1,574	2,604,412
	2011	69,231	100,000	1,215,500	—	—	1,384,731

Seth J. Kalvert	2013	346,923	166,250	—	1,147,338	6,847	1,667,358
Senior Vice President, General Counsel and Secretary	2012	329,231	205,000	—	1,025,361	268,496	1,828,088
	2011	112,500	180,000	—	493,170	75,552	861,222

(1)	The amounts reported in this column represent cash bonuses paid in March 2014, March 2013 and April 2012 for annual performance in 2013, 2012 and 2011, respectively.

(2)	The amounts reported in this column represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC 718”), excluding the effect of estimated forfeitures. These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be realized by our named executive officers from their equity awards. Stock awards consist of RSUs valued using the closing price of TripAdvisor’s common stock on the NASDAQ Stock Market on the grant date. Stock option awards were valued at the date of grant using a Black-Scholes Merton option pricing model (the “Black-Scholes Model”). The Black-Scholes Model incorporates various assumptions including expected volatility, expected term, risk-free rate of return and expected dividend yield. The expected volatility for the awards above was based on the average of our historical stock price volatility and certain peer group companies based on daily price observations over a period equivalent or approximate to the expected term of the stock option awards. The decision to use a weighted average volatility factor with our peer group was based upon the relatively short period of availability of data on TripAdvisor common stock. The expected term was based on using the simplified method for all stock options as we do not have sufficient historical exercise data on TripAdvisor common stock. Our expected dividend yield is zero, as we have not paid any dividends on TripAdvisor common stock to date and do not expect to pay any cash dividends for the foreseeable future. The grant date fair value of the 2013 stock option awards was determined using the following assumptions:

Expected Term (years)	Risk-Free Interest Rate (%)	Expected Volatility (%)	Expected Dividend Yield (% of grant date closing price)
6.25(a)	1.07(a)	51.75(a)	0.00(a)
5.75(b)	1.83(b)	49.64(b)	0.00(b)

(a)	Grant date assumptions used to determine fair value of February 28, 2013 grants.

(b)	Grant date assumptions used to determine fair value of August 28, 2013 grants.

(3)	See the following table for additional information regarding the amounts reported in the “All Other Compensation” column for 2013 above.

2013 All Other Compensation

	Stephen Kaufer ($)	Julie M.B. Bradley ($)	Seth J. Kalvert ($)
Gift Card(a)	100	100	100
Tax Gross-Up on Gift Card(b)	40	40	40
401(k) Company Match(c)	7,650	7,650	5,990
Dividend Equivalents(d)	2,311	875	717

(a)	Represents the amount of a gift card that was given to all employees as a holiday bonus.

(b)	Represents the amount of the tax gross-up paid in connection with the gift cards described above.

(c)	Represents matching contributions of TripAdvisor under the TripAdvisor Retirement Savings Plan as in effect through December 31, 2013, pursuant to which TripAdvisor matches $0.50 for each dollar a participant contributes, up to the first 6% of eligible compensation, subject to limits imposed by the Code.

(d)	Represents amounts paid in cash for accrued dividend equivalents on vested RSUs that were assumed by TripAdvisor in the Spin-Off.

2013 Grants of Plan-Based Awards Table

During fiscal year 2013, the Section 16 Committee approved stock option awards to our named executive officers as follows:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise Price or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Stephen Kaufer	8/28/13	1,100,000	72.52	38,054,126
Julie M.B. Bradley	2/28/13	83,101	45.54	1,889,028
Seth J. Kalvert	2/28/13	50,473	45.54	1,147,338

(1)	The amounts reported in this column represent the aggregate grant date fair value computed in accordance with FASB ASC 718 and may not correspond to the actual value that will be realized by the named executive officer. See footnote (2) in the 2013 Summary Compensation Table above for more information regarding the determination of the grant date fair value of these awards.

2013 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding the holdings of stock options and RSUs by our named executive officers as of December 31, 2013. The market value of the RSUs is based on the closing price of TripAdvisor common stock on the NASDAQ Stock Market on December 31, 2013 the last trading day of the year, which was $82.83 per share.

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
		Exercisable	Unexercisable
Stephen Kaufer	3/2/2009	72,124	—		7.80	3/2/2016	—		—
	3/2/2009	28,314	—		9.75	3/2/2016	—		—
	2/23/2010	38,776	15,337	(2)	23.76	2/23/2017	—		—
	3/1/2011	35,392	35,393	(3)	20.87	3/1/2018	—		—
	11/30/2011	117,975	117,975	(3)	29.48	11/30/2018	—		—
	5/4/2012	62,500	187,500	(4)	40.20	5/4/2022	—
	8/28/2013	—	1,100,000	(5)	72.52	8/28/2020	—		—

Julie M.B. Bradley	10/4/2011	—	—		—	—	23,595	(7)	1,954,374
	5/4/2012	25,000	75,000	(4)	40.20	5/4/2022	—		—
	2/28/2013	—	83,101	(6)	45.54	2/28/2023

Seth J. Kalvert	2/23/2010	—	4,129	(8)	23.76	2/23/2017	—		—
	3/1/2011	—	7,079	(3)	20.87	3/1/2018	—		—
	8/25/2011	5,899	11,798	(3)	28.86	8/25/2018	—		—
	11/30/2011	2,360	4,719	(3)	29.48	11/30/2018	—		—
	5/4/2012	12,500	37,500	(4)	40.20	5/4/2022	—		—
	2/28/2013	—	50,473	(6)	45.54	2/28/2023	—		—

(1)	Represents the date on which the original award was approved by the applicable compensation committee. All awards with a grant date prior to December 20, 2011 were awarded by Expedia and were converted into equity awards for TripAdvisor common stock upon effectiveness of the Spin-Off.

(2)	Of the total number of shares of TripAdvisor common stock subject to this stock option, 8,103 shares vested on February 23, 2011, 15,336 shares vested on February 23, 2012, 15,337 shares vested on February 23, 2013 and 15,337 shares will vest on February 23, 2014.

(3)	The shares of TripAdvisor common stock subject to these options vest in four equal annual installments commencing on first anniversary of the date of grant.

(4)	The shares of TripAdvisor common stock subject to these options vest in four equal annual installments commencing on February 15, 2013.

(5)	The shares of TripAdvisor common stock subject to these options vest in two equal annual installments on the fourth and fifth anniversary of the grant date.

(6)	The shares of TripAdvisor common stock subject to these options vest in four equal annual installments commencing on February 15, 2014.

(7)	Of the number of shares of TripAdvisor common stock subject to these RSUs, 11,797 shares vest on October 3, 2014 and 11,798 vest on October 3, 2015.

(8)	Of the total number of shares of TripAdvisor common stock subject to this stock option, 2,181 shares vested on February 23, 2011, 4,129 shares vested on February 23, 2013, 4,129 shares vested on February 23, 2013, and 4,129 shares will vest on February 23, 2014.

2013 Option Exercises and Stock Vested Table

The following table sets forth all stock option awards exercised and the value realized upon exercise and all other equity awards vested and the value realized upon vesting by the named executive officers during 2013.

		Option Awards		Stock Awards
Name	Exercise or Vest Date	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Stephen Kaufer	2/28/2013	—	—	3,895	176,327
Julie M.B. Bradley	10/3/2013	—	—	11,798	939,829
Seth J. Kalvert	2/28/2013	—	—	1,208	54,686
	9/9/2013	22,669	1,515,876	—	—
	9/9/2013	10,439	531,658	—	—
	9/9/2013	7,078	380,867	—	—
	9/9/2013	5,898	270,069	—	—
	9/9/2013	2,359	106,603	—	—

(1)	The amounts reported in this column represent the gross number of shares acquired upon the exercise of vested stock options without taking into account any shares that may be withheld to cover option exercise price or applicable tax obligations.

(2)	The amounts reported in this column represent the value of the shares acquired upon exercise of vested stock options calculated by multiplying (i) the number of shares of TripAdvisor’s common stock to which the exercise of the option is related by (ii) the difference between the market price of TripAdvisor’s common stock at exercise and the exercise price of the options.

(3)	The amounts reported in this column represent the gross number of shares acquired upon the vesting of RSUs without taking into account any shares that may be withheld to satisfy applicable tax obligations.

(4)	The amounts reported in this column represent the value of the shares acquired upon the vesting of RSUs calculated by multiplying the gross number of vested shares subject to the RSUs by the closing price of TripAdvisor common stock on the NASDAQ Stock Market on the vesting date or if the vesting occurred on a day on which the NASDAQ Stock Market was closed for trading, the next trading day.

Non-Qualified Deferred Compensation

We do not currently have any other defined contribution or other plan that provides for deferred compensation on a basis that is not tax-qualified for employees.

Potential Payments Upon Termination or Change in Control

Certain of our compensation plans, award agreements and employment agreements entitle our named executive officers to accelerated vesting of outstanding and unvested equity awards or severance payments in the event of a change in control of TripAdvisor and/or upon the termination or material adverse modification of his or her employment with TripAdvisor under specified circumstances. These plans and agreements are described below as they apply to each named executive officer.

Change of Control Provisions of TripAdvisor’s 2011 Stock and Annual Incentive Plan and Award Agreements Thereunder

The 2011 Plan provided that in the event of a Change in Control (as defined in the 2011 Plan), (i) any outstanding stock options held by our named executive officers as of the date of the Change in Control which are not then exercisable and vested will become fully exercisable and vested, and (ii) all RSUs held by our named executive officers will be considered to be earned and payable in full and any deferral or other restrictions will lapse and such RSUs will be settled in cash or shares of TripAdvisor common stock as promptly as practicable.

After further evaluation of the “single trigger” acceleration provisions, the Compensation Committees determined that future equity awards made under the 2011 Plan would not be entitled to “single trigger” acceleration and, instead, the award agreements with respect to such equity awards would provide that any acceleration of vesting of the equity awards would be subject to “double trigger” rather than “single trigger” acceleration. This means that a vesting of outstanding and unvested equity awards would only occur upon both a change in control and termination of employment. With respect to Mr. Kaufer’s equity grant in August 2013, Mr. Kaufer agreed to waive the “single trigger” acceleration right and instead agreed that acceleration of this equity award is subject to “double trigger” acceleration. This determination will not have an impact on equity awards made to our named executive officers prior to Mr. Kaufer’s equity grant in August 2013.

Stephen Kaufer Employment Agreement

In March 2014, TripAdvisor entered into an employment agreement with Mr. Kaufer. Previously, TripAdvisor did not have an employment agreement with Mr. Kaufer. The employment agreement has a term of five years.

Pursuant to the employment agreement, in the event that Mr. Kaufer terminates his employment for Good Reason (as defined below) or is terminated by TripAdvisor without Cause (as defined below) and such termination occurs during the period commencing three months immediately prior to a Change in Control (as defined in the 2011 Plan) and ending 24 months immediately following the Change in Control, then:

•	TripAdvisor will pay Mr. Kaufer cash severance in an amount equal to 24 months of his base salary;

•

TripAdvisor will pay Mr. Kaufer in cash an amount equal to the premiums charged by TripAdvisor to maintain COBRA health insurance coverage for Mr. Kaufer and his eligible dependents for each month between the date of termination and 18 months thereafter;

•	TripAdvisor will pay to Mr. Kaufer a lump sum in cash equal to his annual target bonus, without pro-ration or adjustment;

•	all equity awards held by Mr. Kaufer that are outstanding and unvested shall immediately vest in full; and

•

Mr. Kaufer will have 18 months following such date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of the executive’s employment agreement) or, if earlier, through the scheduled expiration date of the options.

Pursuant to the employment agreement, in the event that Mr. Kaufer terminates his employment for Good Reason or is terminated by TripAdvisor without Cause and such termination is not in connection with a Change in Control, then:

•

TripAdvisor will continue to pay Mr. Kaufer’s base salary through 12 months following the date of termination (provided that such payments will be offset by any amount earned from another employer during such time period);

•	TripAdvisor will consider in good faith the payment of an annual bonus on a pro rata basis and based on actual performance for the year in which termination of employment occurs;

•

TripAdvisor will pay COBRA health insurance coverage for Mr. Kaufer and his eligible dependents through the longer of the end of the term of Mr. Kaufer’s employment agreement and 12 months following termination;

•

all equity awards held by Mr. Kaufer that otherwise would have vested during the 12-month period following termination of employment, will accelerate and become fully vested and exercisable (provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually); and

•

Mr. Kaufer will have 18 months following such date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of the executive’s employment agreement) or, if earlier, through the scheduled expiration date of the options.

With respect to Mr. Kaufer’s equity grant in August 2013, Mr. Kaufer agreed to waive the single trigger acceleration right upon a change in control and, instead, acceleration of this equity award is subject to double trigger acceleration. This determination will not have an impact on equity awards made to our named executive officers prior to Mr. Kaufer’s equity grant in August 2013. For a description and quantification of change in control payments and benefits for our named executive officers, please see the section below entitled “Potential Payments Upon Termination of Change in Control.”

Mr. Kaufer has also agreed to be restricted from competing with TripAdvisor or any of its subsidiaries or affiliates or soliciting their employees, consultants, independent contractors, customers, suppliers or business partners, among others, during the term of his employment and through the period ending 18 months after the termination of employment.

Julie M.B. Bradley and Seth J. Kalvert Employment Agreements

In October 2011, TripAdvisor, LLC, a subsidiary of TripAdvisor, entered into agreements with each of Ms. Bradley and Mr. Kalvert. Such employment agreements had terms of two years and expired in October 2013. Effective March 31, 2014, TripAdvisor, LLC entered into new employment agreements with Ms. Bradley and Mr. Kalvert, each with two-year terms, on substantially the same terms as the expired employment agreements.

Pursuant to the employment agreements with Ms. Bradley and Mr. Kaufer, in the event that either executive terminates his or her employment for Good Reason (as defined below) or is terminated by TripAdvisor without Cause (as defined below):

•

TripAdvisor will continue to pay the executive’s base salary through the longer of the end of the term of the executive’s employment agreement and 12 months following termination (provided that such payments will be offset by any amount earned from another employer during such time period);

•	TripAdvisor will consider in good faith the payment of bonuses on a pro rata basis based on actual performance for the year in which termination of employment occurs;

•

TripAdvisor will pay COBRA health insurance coverage for the executive and his or her eligible dependents through the longer of the end of the term of the executive’s employment agreement and 12 months following termination;

•

all equity awards held by the named executive officer that otherwise would have vested during the 12-month period following termination of employment, will accelerate and become fully vested and exercisable (provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually); and

•

the executive will have 18 months following such date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of the executive’s employment agreement) or, if earlier, through the scheduled expiration date of the options.

In return, Ms. Bradley and Mr. Kaufer have agreed to be restricted from competing with TripAdvisor or any of its subsidiaries or affiliates or soliciting their employees, consultants, independent contractors, customers, suppliers or business partners, among others, through the longer of (i) the completion of the term of the employment agreement and (ii) 12 months after the termination of employment.

Employment Agreement Definitions

Under the employment agreements with our named executive officers, “Good Reason” means the occurrence of any of the following without the executive’s prior written consent: (A) TripAdvisor’s material breach of any material provision of the employment agreement, (B) the material reduction in the executive’s title, duties, reporting responsibilities or level of responsibilities in such executive’s position at TripAdvisor, (C) the material reduction in the executive’s base salary or the executive’s total annual compensation opportunity, or (D) the relocation of the executive’s principal place of employment more than 50 miles outside the Boston metropolitan area; provided that in no event shall the executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A) through (D) shall have occurred and the executive provides TripAdvisor with written notice thereof within 30 days after the executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that the executive believes constitutes Good Reason, (y) TripAdvisor fails to correct the event or circumstance so identified within 30 days after receipt of such notice, and (z) the executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above.

Under the employment agreements with our named executive officers, “Cause” means: (i) the plea of guilty or nolo contendere to, conviction for, a felony offense by the executive; provided, however, that after indictment, TripAdvisor may suspend the executive from rendition of services but without limiting or modifying in any other way TripAdvisor’s obligations under the employment agreement, (ii) a material breach by the executive of a fiduciary duty owed to TripAdvisor, (iii) material breach by the executive of certain covenants of the employment agreement, (iv) the willful or gross neglect by the executive of the material duties required by the employment agreement and (v) a knowing and material violation by the executive of any TripAdvisor policy pertaining to ethics, legal compliance, wrongdoing or conflicts of interest that, in the cases of the conduct described in clauses (iv) and (v) above, if curable, is not cured by the executive within 30 days after the executive is provided with written notice thereof.

Estimated Potential Incremental Payments

For the period October 2013 through March 30, 2014, Ms. Bradley and Mr. Kalvert did not have written employment agreements with TripAdvisor, as their original written employment agreements expired in October

2013 and new written employment agreements were not entered into until March 2014. During that time, TripAdvisor nonetheless continued to compensate Ms. Bradley and Mr. Kalvert, and both parties acted, as if the written employment agreements were still in effect. As a result, the table below reflects the estimated amount of incremental compensation payable to Ms. Bradley and Mr. Kalvert upon termination of his or her employment in the following circumstances: (i) a termination by TripAdvisor without Cause, (ii) resignation by him or her for Good Reason not in connection with a Change in Control, (iii) a Change in Control or (iv) a termination of employment by TripAdvisor without Cause or by him or her for Good Reason in connection with a Change in Control (in all cases as if their written employment agreements were in effect). The table below does not reflect the payments to which Mr. Kaufer would be entitled pursuant to the terms of the employment agreement entered into effective March 31, 2014.

The amounts shown in the table assume that the triggering event was effective as of December 31, 2013 and that the price of TripAdvisor common stock on which certain of the calculations are based was the closing price of $82.83 per share on the NASDAQ Stock Market on December 31, 2013, the last trading day in 2013. These amounts are estimates of the incremental amounts that would be paid out to each named executive officer upon such triggering event. The actual amounts to be paid out can only be determined at the time of the triggering event, if any.

Name and Benefit	Termination without Cause		Resignation for Good Reason		Change in Control		Termination w/o Cause or for Good Reason in connection with Change in Control
Stephen Kaufer
Cash Severance (salary)	$—		$—		$—		$—
Stock Options (vesting accelerated)	—		—		28,726,998	(1)	28,726,998
RSUs (vesting accelerated)	—		—		—		—

Total estimated value	$—		$—		$28,726,998		$28,726,998

Julie M.B. Bradley
Cash Severance (salary)	$365,000	(1)	$365,000	(1)	$—		$365,000	(1)
Stock Options (vesting accelerated)	1,840,570	(1)	1,840,570	(1)	6,296,419		6,296,419	(1)
RSUs (vesting accelerated)	977,146	(1)	977,146	(1)	1,954,374		1,954,374	(1)
Health & Benefits	20,936	(1)	20,936	(1)	—		20,936	(1)

Total estimated value	$3,203,652		$3,203,652		$8,250,793		$8,636,729

Seth J. Kalvert
Cash Severance (salary)	$350,000	(1)	$350,000	(1)	$—		$350,000	(1)
Stock Options (vesting accelerated)	1,910,886	(1)	1,910,886	(1)	5,051,977		5,051,977	(1)
RSUs (vesting accelerated)	—		—		—		—
Health & Benefits	20,936	(1)	20,936	(1)	—		20,936	(1)

Total estimated value	$2,281,822		$2,281,822		$5,051,977		$5,422,913

(1)	In March 2014, in connection with the execution of an employment agreement, Mr. Kaufer agreed to waive the “single trigger” acceleration right upon a change in control with respect to the non-qualified stock option to purchase 1,100,000 shares of common stock awarded effective August 28, 2013. As a result, the vesting of these securities will not accelerate upon a change in control, without a termination of employment. The value of these securities which will not vest upon a single trigger (which values is included in this amount) is $11,341,000 as of December 31, 2013.

(2)	Represents salary continuation, equity acceleration benefits and other payments and benefits pursuant to the terms of the employment agreements described in the sections above titled “— Julie M.B. Bradley and Seth J. Kalvert Employment Agreements.”

Equity Compensation Plan Information

The following table provides information as of December 31, 2013 regarding shares of common stock that may be issued under TripAdvisor’s equity compensation plans consisting of the 2011 Plan and the Non-Employee Director Deferred Compensation Plan.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted Average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders:	10,606,163	(1)	40.18	(2)	18,085,169
Equity compensation plans not approved by security holders:	N/A		N/A		N/A
Total	10,606,163		—		18,085,169

(1)	Includes 9,469,951 shares of common stock issuable upon the exercise of outstanding options and 1,136,212 shares of common stock issuable upon the vesting of RSUs.

(2)	Since RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.

DIRECTOR COMPENSATION

Overview

The Board of Directors sets non-employee director compensation, which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of TripAdvisor common stock to further align directors’ interests with those of our stockholders. Each non-employee director of TripAdvisor is entitled to receive the following compensation:

•	an annual cash retainer of $50,000, paid in equal quarterly installments;

•

an RSU award with a value of $150,000 (based on the closing price of TripAdvisor’s common stock on the NASDAQ Stock Market on the date of grant), upon such director’s initial election to office and on December 15th of each year, subject to vesting in three equal installments commencing on the first anniversary of the grant date and, in the event of a Change in Control (as defined in the 2011 Plan), full acceleration of vesting;

•	an annual cash retainer of $20,000 for each member of the Audit Committee (including the Chairman) and $15,000 for each member of the Compensation Committees (including the Chairperson); and

•	an additional annual cash retainer of $10,000 for each of the Chairman of the Audit Committee and the Chairperson of the Compensation Committees.

We also pay reasonable travel and accommodation expenses of the non-employee directors in connection with their participation in meetings of the Board of Directors.

TripAdvisor employees do not receive compensation for services as directors. Accordingly, Mr. Kaufer does not receive any compensation for his service as a director.

Non-Employee Director Deferred Compensation Plan

Under TripAdvisor’s Non-Employee Director Deferred Compensation Plan, the non-employee directors may defer all or a portion of their directors’ fees. Eligible directors who defer their directors’ fees may elect to have such deferred fees (i) applied to the purchase of share units representing the number of shares of TripAdvisor common stock that could have been purchased on the date such fees would otherwise be payable or (ii) credited to a cash fund. If any dividends are paid on TripAdvisor common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the average “bank prime loan” rate for such year identified in the U.S. Federal Reserve Statistical Release. Upon termination of service as a director of TripAdvisor, a director will receive (1) with respect to share units, such number of shares of TripAdvisor common stock as the share units represent and (2) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as elected by the eligible director at the time of the deferral election.

2013 Non-Employee Director Compensation Table

Effective February 12, 2013, each of Messrs. Fitzgerald and Zeisser resigned from the Board of Directors. In 2013, neither Mr. Fitzgerald nor Mr. Zeisser received any compensation for their service on the Board of Directors. The following table shows the compensation information for the other non-employee directors of TripAdvisor for the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Barry Diller(4)	15,556	—	15,556
Victor Kaufman(5)	5,197	—	5,197
Dara Khosrowshahi(6)	5,197	—	5,197
Gregory B. Maffei(7)	57,331	299,972	357,303
Jonathan F. Miller(8)	70,000	149,983	219,983
Dipchand (Deep) Nishar(9)	15,934	299,920	315,854
Jeremy Philips(10)	78,626	149,983	228,609
Spencer M. Rascoff(11)	22,308	299,920	322,228
Christopher W. Shean(12)	44,101	299,972	344,073
Sukhinder Singh Cassidy(13)	75,000	149,983	224,983
Robert S. Wiesenthal(11)	80,000	149,983	229,983

(1)	The amounts reported in this column represent the annual cash retainer amounts for services in 2013.

(2)	The amounts reported in this column represent the aggregate grant date fair value of the awards computed in accordance with ASC 718. These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the non-employee directors from their awards. Stock awards consist of RSUs, the grant date fair value of which was calculated using the closing price of TripAdvisor common stock on NASDAQ on the grant date.

(3)	On December 15, 2013, each of the non-employee directors listed in the table above received an RSU award covering 1,843 shares of TripAdvisor common stock with a grant date fair value of $149,983.

(4)	On April 23, 2013, Mr. Diller resigned as a member of the Board of Directors.

(5)	On February 7, 2013, Mr. Kaufman resigned as a member of the Board of Directors.

(6)	On February 7, 2013, Mr. Khosrowshahi resigned as a member of the Board of Directors.

(7)	On February 12, 2013, Mr. Maffei was elected to the Board of Directors and received an RSU covering 3,377 shares of TripAdvisor common stock with a grant date fair value of $149,989. Mr. Maffei is a member of the Compensation Committee.

(8)	Mr. Miller is a member of the Audit Committee.

(9)	On September 5, 2013, Mr. Nishar was elected to the Board and received an RSU covering 2,008 shares of TripAdvisor common stock with a grant date fair value of $149,937.

(10)	Mr. Philips served as member of the Audit Committee until September 2013; he also served as a member of the Compensation Committee throughout 2013.

(11)	On September 5, 2013, Mr. Rascoff was elected to the Board and received an RSU covering 2,008 shares of TripAdvisor common stock with a grant date fair value of $149,937. Mr. Rascoff is a member of the Audit Committee.

(12)	On February 12, 2013, Mr. Shean was elected to the Board and received an RSU covering 3,377 shares of TripAdvisor common stock with a grant date fair value of $149,989.

(13)	Ms. Singh Cassidy is the Chairperson of the Compensation Committee and the Section 16 Committee.

(14)	Mr. Wiesenthal is the Chairman of the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table presents information as of April 21, 2014 relating to the beneficial ownership of TripAdvisor’s capital stock by (i) each person or entity known to TripAdvisor to own beneficially more than 5% of the outstanding shares of TripAdvisor’s common stock or Class B common stock, (ii) each director and director nominee of TripAdvisor, (iii) the named executive officers and (iv) our executive officers and directors, as a group. In each case, except as otherwise indicated in the footnotes to the table, the shares are owned directly by the named owners, with sole voting and dispositive power. Unless otherwise indicated, beneficial owners listed in the table may be contacted at TripAdvisor’s corporate headquarters at 141 Needham Street, Newton, Massachusetts 02464.

Shares of TripAdvisor Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of TripAdvisor common stock; therefore, the common stock column below includes shares of Class B common stock held by each such listed person, entity or group, and the beneficial ownership percentage of each such listed person assumes the conversion of all Class B common stock into common stock. For each listed person, entity or group, the number of shares of TripAdvisor common stock and Class B common stock and the percentage of each such class listed also include shares of common stock and Class B common stock that may be acquired by such person, entity or group on the conversion or exercise of equity securities, such as stock options, which can be converted or exercised, and RSUs that have or will have vested within 60 days of April 21, 2014, but do not assume the conversion or exercise of any equity securities (other than the conversion of the Class B common stock) owned by any other person, entity or group.

The percentage of votes for all classes of TripAdvisor’s capital stock is based on one vote for each share of common stock and ten votes for each share of Class B common stock. There were 129,852,778 shares of common stock and 12,799,999 shares of Class B common stock outstanding on April 21, 2014.

	Common Stock			Class B Common Stock			Percent (%) of Votes (All Classes)
Beneficial Owner	Shares		%	Shares		%

Liberty Interactive Corporation	30,959,751	(1)	21.7	12,799,999	(1)	100	56.7
12300 Liberty Boulevard Englewood, CO 80112

Fidelity Management & Research Company	15,224,732	(2)	10.7	0		0	5.9
245 Summer Street Boston, MA 02210

Baillie Gifford & Co	8,301,813	(3)	5.8	0		0	3.2
Calton Square 1 Greenside Row Edinburgh EH1 3AN Scotland, UK

The Vanguard Group	7,392,820	(4)	5.2	0		0	2.9
100 Vanguard Blvd Malvern, PA 19355

Gregory B. Maffei	3,064	(5)	*	0		0	*

Stephen Kaufer	720,498	(6)	*	0		0	*

Jonathan F. Miller	4,814		*	0		0	*

Dipchand (Deep) Nishar	0		*	0		0	*

Jeremy Philips	4,814		*	0		0	*

Spencer M. Rascoff	0		*	0		0	*

Christopher W. Shean	1,126		*	0		0	*

Sukhinder Singh Cassidy	4,814		*	0		0	*

Robert S. Wiesenthal	4,814		*	0		0	*

Julie M.B. Bradley	86,430	(7)	*	0		0	*

Seth J. Kalvert	57,332	(8)	*	0		0	*

All executive officers, directors and director nominees as a group (11 persons)	887,706	(9)	*	0		0	*

*	The percentage of shares beneficially owned does not exceed 1% of the class.

(1)	Based on information contained in a Schedule 13D/A filed with the SEC on October 16, 2013 by Liberty and TripAdvisor’s records. Consists of 18,159,752 shares of Common Stock and 12,799,999 shares of Class B Common Stock owned by Liberty. Excludes shares beneficially owned by the executive officers and directors of Liberty, as to which Liberty disclaims beneficial ownership.

(2)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC, the parent holding company of Fidelity Management & Research Company (“Fidelity”). According to the Schedule 13G/A, Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Fidelity funds (“Funds”) each has sole power to dispose of the 15,224,732 shares owned by the Funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(3)	Based solely on information contained in a Schedule 13G filed with the SEC on January 22, 2014 by Ballie Gifford & Co. (“BG&C”). According to the Schedule 13G, BG&C beneficially owns 8,301,813 shares but only has sole voting power with respect to 5,827,275 shares.

(4)	Based solely on information contained in a Schedule 13G filed with the SEC on February 12, 2014 by The Vanguard Group (“Vanguard”). According to the Schedule 13G, Vanguard beneficially owns 7,392,820 shares but only has sole voting power with respect to 186,350 shares and sole dispositive power with respect to 7,222,370 shares.

(5)	Includes 1,938 shares of common stock that are held by the Maffei Foundation.

(6)	Includes options to purchase 450,614 shares of common stock that are currently exercisable or will be exercisable within 60 days of April 21, 2014.

(7)	Includes options to purchase 70,776 shares of common stock that are currently exercisable or will be exercisable within 60 days of April 21, 2014.

(8)	Includes options to purchase 53,546 shares of common stock that are currently exercisable or will be exercisable within 60 days of April 21, 2014.

(9)	Includes options to purchase 574,936 shares of common stock that are currently exercisable or will be exercisable within 60 days of April 21, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, TripAdvisor officers and directors and persons who beneficially own more than 10% of a registered class of TripAdvisor’s equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish TripAdvisor with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to TripAdvisor and/or written representations that no additional forms were required, TripAdvisor believes that all of its directors and officers complied with all the reporting requirements applicable to them with respect to transactions during 2013.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions

Prior to the completion of the Spin-Off, we were subject to the policies and procedures of Expedia regarding the review and approval of related person transactions. In general, we will enter into or ratify a “related person transaction” only when it has been approved by the Audit Committee of the Board of Directors, in accordance with its written charter. Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Related person transactions are transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person or entity has a direct or indirect material interest). When a potential related person transaction is identified, management presents it to the Audit Committee to determine whether to approve or ratify. When determining whether to approve, ratify, disapprove or reject any related person transaction, the Audit Committee considers all relevant factors, including the extent of the related person’s interest in the transaction, whether the terms are commercially reasonable and whether the related person transaction is consistent with the best interests of TripAdvisor and our stockholders.

The legal and accounting departments work with business units throughout TripAdvisor to identify potential related person transactions prior to execution. In addition, we take the following steps with regard to related person transactions:

•

On an annual basis, each director, director nominee and executive officer of TripAdvisor completes a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with us during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest.

•

Each director, director nominee and executive officer is expected to promptly notify our legal department of any direct or indirect interest that such person or an immediate family member of such person had, has or may have in a transaction in which we participate.

•	TripAdvisor monitors its accounts payable, accounts receivable and other databases to identify any other potential related person transactions that may require disclosure.

•	Any reported transaction that our legal department determines may qualify as a related person transaction is referred to the Audit Committee.

If any related person transaction is not approved, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of TripAdvisor and our stockholders.

Related Person Transactions

Relationship between Expedia and TripAdvisor

Upon consummation of the Spin-Off, Expedia was considered a related party under U.S. generally accepted accounting principles, or GAAP, based on a number of factors, including, among others, common ownership of our shares and those of Expedia. A number of those factors no longer exist and, as a result, we no longer consider Expedia a related party. Due to the importance of our relationship with Expedia, however, for purposes of our financial statements for the year ended December 31, 2013, we have continued to list separately in our consolidated and combined financial statements revenue and receivables from Expedia.

As described in more detail in our financial statements, revenue from Expedia was $217.4 million, $203.8 million and $211.0 million for the years ended December 31, 2013, 2012 and 2011, respectively, which primarily consists of click-based advertising and other advertising services provided to Expedia and its subsidiaries and is recorded at contract value, which we believe is a reasonable reflection of the value of the services provided. Revenue represented 23%, 27% and 33% of our total revenue for the years ended December 31, 2013, 2012 and 2011, respectively. Other operating expenses which were included primarily within selling and marketing expense were $6.0 million, $6.4 million, and $4.3 million for the years ended December 31, 2013, 2012 and 2011, respectively, primarily consisted of marketing expense for exit windows. The receivable balances with Expedia reflected in our consolidated balance sheets as of December 31, 2013 and December 31, 2012 were $15.8 million and $24.0 million, respectively.

Prior to the Spin-Off, our operating expenses included a shared services fee, which was $9.2 million for the year ended December 31, 2011, which was comprised of allocations from Expedia for accounting, legal, tax, corporate development, financial reporting, treasury and real estate functions and included an allocation of employee compensation within these functions. These allocations were determined on a basis that Expedia and we considered to be a reasonable reflection of the cost of services provided or the benefit received by us. These expenses were allocated based on a number of factors including headcount, estimated time spent and operating expenses. It was not practicable to determine the amounts of these expenses that would have been incurred had we operated as an unaffiliated entity. In the opinion of our management, the allocation method was reasonable.

We transferred $405.5 million in cash to Expedia in the form of a dividend, prior to completion of the Spin-Off. Per the Separation Agreement we were to retain $165 million in cash on hand immediately following the Spin-off and the agreement also provided for a subsequent reconciliation process to ensure the appropriate amount was retained. The completion of this reconciliation resulted in us recording an additional receivable from Expedia of $7 million at December 31, 2011, which was subsequently received by us during 2012.

For purposes of governing certain of the ongoing relationships between us and Expedia at and after the Spin-Off, and to provide for an orderly transition, we and Expedia entered into various agreements, including, among others, the Separation Agreement, the Tax Sharing Agreement, the Employee Matters Agreement and Transition Services Agreement, and commercial agreements. The full texts of the Separation Agreement, the Tax Sharing Agreement, the Employee Matters Agreement and the Transition Services Agreement are incorporated by reference in our Annual Report on Form 10-K as Exhibits 2.1, 10.2, 10.3 and 10.4. TripAdvisor has satisfied its obligations under the Separation Agreement, the Employee Matters Agreement and the Transition Services Agreement. TripAdvisor continues to be subject to certain post-spin obligations under the Tax Sharing Agreement.

Relationship between Liberty and TripAdvisor

On December 11, 2012, Liberty Interactive Corporation, or Liberty, purchased an aggregate of 4,799,848 shares of common stock of TripAdvisor from Barry Diller, our former Chairman of the Board of Directors and Senior Executive, and certain of his affiliates (the “Stock Purchase”). As of the record date, Liberty beneficially owned 18,159,752 shares of our common stock and 12,799,999 shares of our Class B common stock, which shares constitute 14.0% of the outstanding shares of common stock and 100% of the outstanding shares of Class B common stock. Assuming the conversion of all of the Liberty’s shares of Class B common stock into common stock, Liberty would beneficially own 21.7% of the outstanding common stock (calculated in accordance with Rule 13d-3). Because each share of Class B common stock generally is entitled to ten votes per share and each share of common stock is entitled to one vote per share, Liberty may be deemed to beneficially own equity securities representing approximately 56.7% of our voting power. As a result, Liberty is effectively able to control the outcome of all matters submitted to a vote or for the consent of TripAdvisor’s stockholders (other than with respect to the election by the holders of TripAdvisor common stock of 25% of the members of TripAdvisor’s Board of Directors and matters as to which Delaware law requires a separate class vote).

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

TripAdvisor files annual, quarterly and current reports, proxy statements and other information with the SEC. TripAdvisor’s filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document that TripAdvisor files with the SEC at its public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. TripAdvisor’s SEC filings are also available to the public from commercial retrieval services.

The SEC allows TripAdvisor to “incorporate by reference” the information that TripAdvisor’s files with the SEC, which means that TripAdvisor can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement. TripAdvisor incorporates by reference its Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 11, 2014.

ANNUAL REPORTS

TripAdvisor’s Annual Report to Stockholders for 2014, which includes our Annual Report on Form 10-K for the year ended December 31, 2013 (not including exhibits), is available at http://ir.tripadvisor.com/annual-proxy.cfm. Upon written request to TripAdvisor, Inc., 141 Needham Street, Newton, Massachusetts 02464, Attention: Secretary, TripAdvisor will provide, without charge, an additional copy of TripAdvisor’s 2013 Annual Report on Form 10-K. TripAdvisor will furnish any exhibit contained in the Annual Report on Form 10-K upon payment of a reasonable fee. Stockholders may also review a copy of the Annual Report on Form 10-K (including exhibits) by accessing TripAdvisor’s corporate website at www.tripadvisor.com or the SEC’s website at www.sec.gov.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE

2015 ANNUAL MEETING

Stockholders who wish to have a proposal considered for inclusion in TripAdvisor’s proxy materials for presentation at the 2015 Annual Meeting of Stockholders must ensure that their proposal is received by TripAdvisor no later than December 26, 2014 at its principal executive offices at 141 Needham Street, Newton, Massachusetts 02464, Attention: Secretary. The proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at the 2015 Annual Meeting of Stockholders without inclusion of the proposal in TripAdvisor’s proxy materials are required to provide notice of such proposal to TripAdvisor at its principal executive offices no later than March 11, 2015. TripAdvisor reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If you share an address with any of our other stockholders, your household might receive only one copy of the Proxy Statement, Annual Report and Notice, as applicable. To request individual copies of any of these materials for each stockholder in your household, please contact TripAdvisor, Inc., 141 Needham Street, Newton, Massachusetts 02464, Attention: Secretary, or call us at 617-670-6300. We will deliver copies of the Proxy Statement, Annual Report and/or Notice promptly following your request. To ask that only one copy of any of these materials be mailed to your household, please contact your broker.

Newton, Massachusetts

April 30, 2014

TRIPADVISOR, INC. 141 NEEDHAM STREET NEWTON, MA 02464

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M60335-Z60597	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRIPADVISOR, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
01) Gregory B. Maffei	06) Spencer M. Rascoff
02) Stephen Kaufer	07) Christopher W. Shean
03) Jonathan F. Miller	08) Sukhinder Singh Cassidy
04) Dipchand (Deep) Nishar	09) Robert S. Wiesenthal
05) Jeremy Philips
Each to serve for a one-year term from the date of his or her election and until such director’s successor is elected or until such director’s earlier resignation or removal.

The Board of Directors recommends you vote FOR proposal 2:						For	Against	Abstain
2. To ratify the appointment of KPMG LLP as TripAdvisor, Inc.’s independent registered public accounting firm for 2014. The Board of Directors recommends you vote AGAINST proposal 3:						☐	☐	☐
3. To consider a stockholder proposal regarding majority voting in director elections.						☐	☐	☐
Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
For address change/comments, mark here.				☐
(see reverse for instructions)
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document is available at www.proxyvote.com.

M60336-Z60597

TRIPADVISOR, INC.

Annual Meeting of Stockholders

June 12, 2014 12:30 P.M.

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Stephen Kaufer and Seth J. Kalvert, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TRIPADVISOR, INC., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:30 P.M., Eastern Time on June 12, 2014, at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side